Exhibit 99.1

Item 6.	Selected Financial Data

The selected consolidated financial data have been derived from our audited consolidated financial statements. The selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, appearing elsewhere in this report.

The following table sets forth our selected consolidated financial data as of and for the years ended September 30, 2005, 2004, 2003, 2002 and 2001.

	Year Ended September 30,
	2005	2004	2003	2002	2001

Consolidated Statement of Operations Data:
(in thousands, except per share data)
Net revenue	$699,703	$618,178	$495,640	$430,837	$368,598
Impairments of long-lived assets and goodwill	$2,662	$7,227	$58,865	$—	$985
Income (loss) from continuing operations before minority interest, taxes and discontinued operations	$27,057	$4,110	$(53,028)	$35,300	$14,822
Income (loss) from continuing operations	$6,376	$(1,467)	$(59,924)	$22,435	$608
Income (loss) from discontinued operations	$2,415	$(2,156)	$(382)	$1,916	$443
Net income (loss)	$8,791	$(3,623)	$(60,306)	$24,351	$1,051
Earnings (loss) from continuing operations per share, basic	$0.35	$(0.08)	$(3.33)	$1.25	$0.05
Earnings (loss) from continuing operations per share, diluted	$0.33	$(0.08)	$(3.33)	$1.24	$0.05
Earnings (loss) per share, basic	$0.48	$(0.20)	$(3.35)	$1.35	$0.08
Earnings (loss) per share, diluted	$0.45	$(0.20)	$(3.35)	$1.34	$0.08
Weighted average number of shares, basic(a)	18,286	17,984	17,989	18,012	13,007
Weighted average number of shares, diluted(a)	19,470	17,984	17,989	18,117	13,107
Balance Sheet and Cash Flow Data:
(in thousands)
Total assets	$763,205	$754,236	$749,297	$741,041	$606,619
Total long-term obligations	$300,151	$358,977	$304,141	$277,274	$214,390
Net cash provided by operating activities	$60,830	$63,632	$43,420	$68,479	$42,104
Net cash provided by (used in) investing activities	$22,802	$(65,430)	$(112,091)	$(90,751)	$11,222
Net cash provided by (used in) financing activities	$(12,645)	$(19,433)	$44,934	$25,470	$50,678
Selected Operating Data (consolidated)(b):
Number of hospitals	10	10	8	6	5
Licensed beds(c)	612	612	520	350	295
Staffed and available beds(d)	578	536	433	344	295
Admissions(e)	41,601	38,197	29,895	25,046	22,824
Adjusted admissions(f)	54,049	48,080	36,951	30,326	27,670
Patient days(g)	144,777	133,367	107,250	95,278	90,741
Adjusted patient days(h)	187,163	167,511	132,478	115,416	109,952
Average length of stay(i)	3.48	3.49	3.59	3.80	4.00
Occupancy(j)	68.6%	68.2%	67.9%	75.9%	84.3%
Inpatient catheterization procedures	21,836	19,750	15,886	14,292	11,717
Inpatient surgical procedures	11,311	9,992	8,178	6,732	6,485

(a)	See Note 15 to the consolidated financial statements included elsewhere in this report.

(b)	Selected operating data includes consolidated hospitals in operation as of the end of period reported in continuing operations but does not include hospitals which were accounted for using the equity method or as discontinued operations in our consolidated financial statements.

(c)	Licensed beds represent the number of beds for which the appropriate state agency licenses a facility regardless of whether the beds are actually available for patient use.

(d)	Staffed and available beds represent the number of beds that are readily available for patient use at the end of the period.

(e)	Admissions represent the number of patients admitted for inpatient treatment.

(f)	Adjusted admissions is a general measure of combined inpatient and outpatient volume. We computed adjusted admissions by dividing gross patient revenue by gross inpatient revenue and then multiplying the quotient by admissions.

(g)	Patient days represent the total number of days of care provided to inpatients.

(h)	Adjusted patient days is a general measure of combined inpatient and outpatient volume. We computed adjusted patient days by dividing gross patient revenue by gross inpatient revenue and then multiplying the quotient by patient days.

(i)	Average length of stay (days) represents the average number of days inpatients stay in our hospitals.

(j)	We computed occupancy by dividing patient days by the number of days in the period and then dividing the quotient by the number of staffed and available beds.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this report.

Overview

We are a healthcare provider focused primarily on the diagnosis and treatment of cardiovascular disease. We own and operate hospitals in partnership with physicians whom we believe have established reputations for clinical excellence as well as with community hospital systems. We opened our first hospital in 1996 and currently have ownership interest in and operate eleven hospitals. We have majority ownership of ten of these hospitals and a minority interest in one. Each of our majority-owned hospitals is a freestanding, licensed general acute care hospital that provides a wide range of health services, and the medical staff at each of our hospitals includes qualified physicians in various specialties. Our hospitals have a total of 667 licensed beds and are located in eight states: Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas.

In addition to our hospitals, we own and/or manage cardiac diagnostic and therapeutic facilities. We began our cardiac diagnostic and therapeutic business in 1989. We currently own and/or manage twenty-nine cardiac diagnostic and therapeutic facilities. Ten of these facilities are located at hospitals operated by other parties and one of these facilities is located at one of our own hospitals. These facilities offer invasive diagnostic and, in some cases, therapeutic procedures. The remaining eighteen facilities are not located at hospitals and offer only diagnostic procedures.

Basis of Consolidation.  We have included in our consolidated financial statements hospitals and cardiac diagnostic and therapeutic facilities over which we exercise substantive control, including all entities in which we own more than a 50% interest, as well as variable interest entities in which we are the primary beneficiary. We have used the equity method of accounting for entities, including variable interest entities, in which we hold less than a 50% interest and over which we do not exercise substantive control, and are not the primary beneficiary. Accordingly, the one hospital in which we hold a minority interest, Avera Heart Hospital of South Dakota, is excluded from the net revenue and operating expenses of our consolidated company and our consolidated hospital division. Similarly, a number of our diagnostic and therapeutic facilities are excluded from the net revenue and operating results of our consolidated company and our consolidated diagnostics division. Our minority interest in the results of operations for the periods discussed for these entities is recognized as part of the equity in net earnings of unconsolidated affiliates in our statements of operations in accordance with the equity method of accounting.

During the first quarter of fiscal 2005, we closed The Heart Hospital of Milwaukee and sold substantially all of the hospital’s assets. During the third quarter of fiscal 2006, we sold our equity interest in Tucson Heart Hospital.

Accordingly, for all periods presented, the results of operations and the related gain on the sale of the assets have been excluded from continuing operations and instead are reported in income (loss) from discontinued operations.

Same Facility Hospitals.  Our policy is to include in our same facility basis only those facilities that were open and operational during the full current and prior fiscal year comparable periods. For example, on a same facility basis for our consolidated hospital division for the fiscal year ended September 30, 2005, we exclude the results of operations of our two newest hospitals, Texsan Heart Hospital and Heart Hospital of Lafayette, which opened in January 2004 and March 2004, respectively.

Revenue Sources by Division.  The largest percentage of our net revenue is attributable to our hospital division. The following table sets forth the percentage contribution of each of our consolidating divisions to consolidated net revenue in the periods indicated below.

	Year Ended September 30,
Division	2005	2004	2003

Hospital	92.2%	90.8%	86.7%
Diagnostics	7.2%	8.2%	10.2%
Corporate and other	0.6%	1.0%	3.1%

Net Revenue	100.0%	100.0%	100.0%

Revenue Sources by Payor.  We receive payments for our services rendered to patients from the Medicare and Medicaid programs, commercial insurers, health maintenance organizations, and our patients directly. Generally, our net revenue is determined by a number of factors, including the payor mix, the number and nature of procedures performed and the rate of payment for the procedures. Since cardiovascular disease disproportionately affects those age 55 and older, the proportion of net revenue we derive from the Medicare program is higher than that of most general acute care hospitals. The following table sets forth the percentage of consolidated net revenue we earned by category of payor in each of our last three fiscal years.

	Year Ended September 30,
Payor	2005	2004	2003

Medicare	48.8%	47.9%	48.1%
Medicaid	4.2%	4.0%	3.2%
Commercial and other, including self-pay	47.0%	48.1%	48.7%

Total consolidated net revenue	100.0%	100.0%	100.0%

We are reimbursed by non-governmental payors using a variety of payment methodologies, such as fee-for-service charges and rates based on diagnosis related groups. We limit the number of per diem contracts we accept from managed care organizations because we believe these contracts do not reimburse us sufficiently for the efficiencies that we achieve in our hospitals. We do not accept capitation contracts from any payors.

A significant portion of our net revenue is derived from federal and state governmental healthcare programs, including Medicare and Medicaid and we expect the net revenue that we receive from the Medicare program as a percentage of total consolidated net revenue will remain significant in future periods. Our payor mix may fluctuate in future periods due to changes in reimbursement, market and industry trends with self-pay patients and other similar factors.

The Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings, court decisions, executive orders and freezes and funding reductions, all of which may significantly affect our business. In addition, reimbursement is generally subject to adjustment following audit by third party payors, including the fiscal intermediaries who administer the Medicare program for CMS. Final determination of amounts due providers under the Medicare program often takes several years because of such audits, as well as resulting provider appeals and the application of technical reimbursement provisions. We believe that adequate provision has been made for any adjustments that might result from these programs; however, due to the complexity of laws and regulations governing the Medicare and Medicaid programs, the manner in which they are interpreted and the other complexities involved in estimating our net revenue, there is a possibility that recorded estimates will change by a material amount in the near term. See “Business — Reimbursement” and “— Regulation.”

We do not expect changes in either the outlier formula or the DRG classification will have a material effect on our payments in fiscal 2006. However, we do expect that the combined changes in fiscal 2006 will increase our net revenue by approximately $1.6 million. Because the regulations are subject to change, and due to the complexity of laws and regulations governing the Medicare and Medicaid programs, the manner in which they are interpreted and the other complexities involved in estimating the impact of these announced changes on our net revenue, there is a reasonable possibility that our estimates will change by a material amount in the near future.

Medicare reimburses hospitals for capital-related costs using one of two alternative methodologies based upon whether the hospital is categorized as “new” under the regulations of CMS. On August 11, 2003, one of the Company’s Medicare fiscal intermediaries notified the Company that it had been directed by CMS to change, on a retroactive and prospective basis, the capital cost reimbursement methodology applicable to four of its hospitals. During February 2004, we learned that CMS had determined that the change in capital reimbursement methodology would be effective August 11, 2003, and that the change would not be applied retroactively to any periods prior to that effective date. The impact of this change for fiscal 2004 was a $7.2 million reduction in our net revenue and for fiscal 2005 was a $5.7 million reduction in our net revenue from the amount that would have been recognized under the previous reimbursement method. We believe the impact of this change in methodology will diminish rapidly in future years, based on how reimbursement is calculated, and we estimate that the cumulative negative impact for fiscal years 2006 through 2010 will be approximately $9.0 to 10.0 million.

Moratorium.  Through June 8, 2005, the Medicare Modernization Act prohibited reliance upon the whole hospital exception by new “specialty hospitals,” as defined by the Medicare Modernization Act, and imposed limitations on the activities of specialty hospitals in operation or under development as of November 18, 2003. While this provision of the Medicare Modernization Act has lapsed, certain legislation is pending that would extend its provisions. We cannot predict the long-term impact of this or other proposed legislation on our business given the uncertainty involved with regulatory changes. See “Business — Regulation — Fraud and Abuse Laws — Physician Self-Referral Law.”

Other.  On December 5, 2005, one of our facilities incurred physical damage due to a minor fire. Water damage was incurred in several areas of the hospital including two of the hospitals catheterization laboratories, as well as two of its operating rooms. As a result, the hospital has temporarily suspended performing most patient procedures and has closed its emergency department until the full effects of the damage can be assessed. We are working with our insurance carrier to assess the monetary losses that resulted from the fire, and are determining when we will be able to resume full patient services at the hospital.

Critical Accounting Policies

General.  The discussion and analysis of our financial condition and results of operations are based on our audited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our consolidated financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on a regular basis and make changes as experience develops or new information becomes known. Actual results may differ from these estimates under different assumptions or conditions.

We define critical accounting policies as those that (1) involve significant judgments and uncertainties, (2) require estimates that are more difficult for management to determine and (3) have the potential to result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are those described below. For a detailed discussion of the application of these and other accounting policies, see Note 2 to the consolidated financial statements included elsewhere in this report.

Revenue Recognition.  Amounts we receive for treatment of patients covered by governmental programs such as Medicare and Medicaid and other third-party payors such as commercial insurers, health maintenance organizations and preferred provider organizations are generally less than our established billing rates. Payment arrangements with third-party payors may include prospectively determined rates per discharge or per visit, a discount from established charges, per diem payments, reimbursed costs (subject to limits) and/or other similar contractual arrangements. As a result, net revenue for services rendered to patients is reported at the estimated net realizable amounts as services are rendered. We account for the difference between the estimated realizable rates under the reimbursement program and the standard billing rates as contractual adjustments.

The majority of our contractual adjustments are system-generated at the time of billing based on either government fee schedules or fee schedules contained in our managed care agreements with various insurance plans. Portions of our contractual adjustments are performed manually and these adjustments primarily relate to patients that have insurance plans with whom our hospitals do not have contracts containing discounted fee schedules, also referred to as non-contracted payors, patients that have secondary insurance plans following adjudication by the primary payor, uninsured self-pay patients and charity care patients. Estimates of contractual adjustments are made on a payor-specific basis and based on the best information available regarding our interpretation of the applicable laws, regulations and contract terms. While subsequent adjustments to the systematic contractual allowances can arise due to denials, short payments deemed immaterial for continued collection effort and a variety of other reasons, such amounts have not historically been significant.

We continually review the contractual estimation process to consider and incorporate updates to the laws and regulations and any changes in the contractual terms of our programs. Final settlements under some of these programs are subject to adjustment based on administrative review and audit by third parties, which can take several years to determine. From a procedural standpoint, for government payors, primarily Medicare, we recognize estimated settlements in our consolidated financial statements based on filed cost reports. We subsequently adjust those settlements as we obtain new information from audits or reviews by the fiscal intermediary and, if the result of the fiscal intermediary audit or review impacts other unsettled and open cost reports, then we recognize the impact of those adjustments. We estimate current year settlements based on models designed to approximate our cost report filings and revise our estimates in February of each year upon completion of the actual cost report and tentative settlement. Due to the complexity of laws and regulations governing the Medicare and Medicaid programs, the manner in which they are interpreted, and the other complexities involved in estimating our net revenue, there is a reasonable possibility that recorded estimates will change by a material amount in the near term.

We provide care to patients who meet certain criteria under our charity care policy without charge or at amounts less than our established rates. Because we do not pursue collection of amounts determined to qualify as charity care, they are not reported as net revenue.

Our managed diagnostic and therapeutic facilities and mobile cardiac catheterization laboratories operate under various contracts where management fee revenue is recognized under fixed-rate and percentage-of-income arrangements as services are rendered. In addition, certain diagnostic and therapeutic facilities and mobile cardiac catheterization laboratories recognize additional revenue under cost reimbursement and equipment lease arrangements. Net revenue from our owned diagnostic and therapeutic facilities and mobile cardiac catheterization laboratories is reported at the estimated net realizable amounts due from patients, third party payors, and others as services are rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors.

Allowance for Doubtful Accounts.  Accounts receivable primarily consist of amounts due from third-party payors and patients in our hospital division. The remainder of our accounts receivable principally consist of amounts due from billings to hospitals for various cardiovascular care services performed in our diagnostics division and amounts due under consulting and management contracts. To provide for accounts receivable that could become uncollectible in the future, we establish an allowance for doubtful accounts to reduce the carrying value of such receivables to their estimated net realizable value. We estimate this allowance based on such factors as payor mix, aging and the historical collection experience and write-offs of our respective hospitals and other business units. Adverse changes in business office operations, payor mix, economic conditions or trends in federal and state governmental health care reimbursement could affect our collection of accounts receivable.

When possible, we will attempt to collect co-payments from patients prior to admission for inpatient services as a part of the pre-registration and registration processes. If unsuccessful, we will also attempt to reach a mutually agreed-upon payment arrangement at that time. To the extent possible, the estimated amount of the patient’s financial responsibility is determined based on the services to be performed, the patient’s applicable co-payment amount/percentage and any identified remaining deductible and co-insurance percentages. If payment arrangements are not provided upon admission or only a partial payment is obtained, we will attempt to collect any estimated remaining patient balance upon discharge. We also comply with the requirements under applicable law concerning collection of Medicare co-payments and deductibles. Patients who come to our hospitals for outpatient services are expected to make payment or adequate financial arrangements before receiving services. Patients who come to the emergency room are screened and stabilized to the extent of the hospital’s capability for any emergency medical condition in accordance with applicable laws, rules and other regulations in order that financial arrangements do not delay such screening, stabilization, and appropriate disposition.

General and Professional Liability Risk.  From June 2002 through June 2003, we were partially self-insured under a claims-made policy providing coverage for claim amounts in excess of $2.0 million of retained liability per claim. Effective June 2003, we entered into a new one-year claims-made policy providing coverage for claim amounts in excess of $3.0 million of retained liability per claim, subject to an additional amount of retained liability of $2.0 million per claim and $4.0 million in the aggregate for claims reported during the policy year at one of its hospitals. In June 2004, we entered into a new one-year claims-made policy providing coverage at the same amounts as were in effect during the 2003-2004 policy year. In June 2005, we entered into a one-year claims-made policy providing coverage for medical malpractice claim amounts in excess of $3.0 million of retained liability per claim. We also purchased additional insurance to reduce the retained liability per claim to $250,000 for the diagnostics division. Because of our self-insured retention levels, we are required to recognize an estimated expense/ liability for the amount of our retained liability applicable to each malpractice claim. As of September 30, 2005 and September 30, 2004, the total estimated liability for our self-insured retention on medical malpractice claims, including an estimated amount for incurred but not reported claims, was approximately $5.4 million and $4.6 million, respectively, which is included in current liabilities in our consolidated balance sheet. We maintain this reserve based on actuarial estimates prepared by an independent third party, who bases the estimates on our historical experience with claims and assumptions about future events.

In addition to reserves for medical malpractice, we also maintain reserves for our self-insured healthcare and dental coverage provided to our employees. As of September 30, 2005 and September 30, 2004, our total estimated reserve for self-insured liabilities on employee health and dental claims was $2.8 million and $3.0 million, respectively, which is included in current liabilities in our consolidated balance sheet. We maintain this reserve based on our historical experience with claims. We also maintain commercial stop loss coverage for our health and dental insurance program of $110,000 per plan participant.

We continually review our estimates for self-insured liabilities and record adjustments as experience develops or new information becomes known. The changes to the estimated liabilities are included in current operating results. Due to the considerable variability that is inherent in such estimates, including such factors as changes in medical costs and changes in actual experience, there is a reasonable possibility that the recorded estimates will change by a material amount in the near term. Also, there can be no assurance that the ultimate liability will not exceed our estimates.

Goodwill and Intangible Assets.  Goodwill represents acquisition costs in excess of the fair value of net tangible and intangible assets of businesses purchased. Other intangible assets primarily consist of the value of management contracts. With the exception of goodwill, intangible assets are being amortized over periods ranging from 8 to 27 years. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets (SFAS No. 142), we evaluate goodwill annually on September 30 for impairment, or earlier if indicators of potential impairment exist. The determination of whether or not goodwill has become impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the value of our reporting units. Changes in our strategy and or market conditions could significantly impact these judgments and require adjustments to recorded amounts of intangible assets.

In September 2003, we performed a goodwill impairment test, the results of which concluded our goodwill was impaired. Based on the hypothetical purchase price methodology required under SFAS No. 142, we determined the amount of the goodwill impairment to be approximately $58.9 million at September 30, 2003. The $58.9 million impairment charge consisted of $43.5 million related to our hospital division reporting unit, which reduced its remaining goodwill to $75.0 million, including $9.5 million allocated to discontinued operations at September 30, 2003, and $15.4 million related to our diagnostics division reporting unit, which reduced its remaining goodwill to $0 at September 30, 2003. The testing performed in September 2005 and 2004 indicated that no additional impairment was required in fiscal 2005 and 2004, respectively.

Long-Lived Assets.  Long-lived assets, other than goodwill, are evaluated for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of these assets and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows as an estimate of fair value. The determination of whether or not long-lived assets have become impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the estimated future cash flows expected to result from the use of those assets. Changes in our strategy, assumptions and/or market conditions could significantly impact these judgments and require adjustments to recorded amounts of long-lived assets.

During the year ended September 30, 2005, we recorded a $2.7 million impairment charge, which was comprised of $1.7 million relating to license fees associated with the use of certain accounting software and $1.0 million relating to a management contract. The accounting software is currently installed in two hospitals and was intended to be installed in the remaining hospitals; however, due to the lack of additional benefits provided by the system and additional installation costs required, we determined that the system would not be installed in any additional hospitals. Therefore, the impairment charge reflects the unused license fees associated with this system. The remaining $1.0 million impairment charge relates to the excess carrying value over the fair value of a management contract due to lack of volumes and other economic factors at one of our managed diagnostic ventures.

During the year ended September 30, 2005, the operating performance of one of our facilities, Louisiana Heart Hospital, was significantly below prior year results and below our expectations. As a result, various strategic initiatives were undertaken to help improve operations and strengthen the hospital’s financial position; however, in September 2005, Hurricane Katrina hit the Gulf Coast region and the area around Louisiana Heart Hospital was significantly impacted. While the facility only sustained minor structural damage, the long term operational impact of the storm cannot be determined. While the strategic initiatives have been delayed or postponed, population shifts and other factors in the surrounding region, including New Orleans, could have either a positive or negative impact on the future operations. As such, while no impairment charge was recorded during the year ended September 30, 2005, a future write-off may be necessary if, as business circumstances become clearer, it becomes evident that the carrying amount of the hospital’s assets are not fully recoverable.

During the year ended September 30, 2004, we recorded a $7.2 million impairment charge relating to certain software costs associated with the purchase of an enterprise wide healthcare information system, which had been installed in two of our hospitals. Due to a number of functionality and integration issues experienced with this system, we determined that the system is not performing to its original specifications and thus will be replaced at the two hospitals where it has been installed and will not be installed in any additional hospitals as stated in the original license. The impairment charge reflects unamortized costs associated with the acquisition, development and implementation of the system.

Earnings Allocated to Minority Interests.  Earnings allocated to minority interests represent the allocation of profits and losses to minority owners in our consolidated subsidiaries. Because our hospitals are owned as joint ventures, each hospital’s earnings and losses are generally allocated for accounting purposes to us and our physician and community hospital partners on a pro-rata basis in accordance with the respective ownership percentages in the hospital. If, however, the cumulative net losses of a hospital exceed its initial capitalization and committed capital obligations of our partners, then we are required, due to the respective at-risk capital positions, by accounting principles generally accepted in the United States of America to recognize a disproportionately higher share, up to 100%, of the hospital’s losses, instead of the smaller pro-rata share of the losses that normally would be allocated to us based upon our percentage ownership. The disproportionate allocation to us of a hospital’s losses would reduce our consolidated net income in that reporting period. When the same hospital has earnings in a subsequent period, a disproportionately higher share, up to 100%, of the hospital’s earnings will be allocated to us to the extent we have previously recognized a disproportionate share of that hospital’s losses. The disproportionate allocation to us of a hospital’s earnings would increase our consolidated net income in that reporting period.

The determination of at-risk capital position is based on the specific terms of each hospital’s operating agreement, including each partner’s contributed capital, obligation to contribute additional capital to provide working capital loans, or to guarantee the outstanding obligations of the hospital. During each of our fiscal years 2005, 2004 and 2003, our disproportionate recognition of earnings and losses in our hospitals had a net negative impact of $6.4 million, $5.9 million, and $4.9 million, respectively, on our reported income (loss) from continuing operations before income taxes and discontinued operations.

We expect our earnings allocated to minority interests to fluctuate in future periods as we either recognize disproportionate losses and/or recoveries thereof through disproportionate profits of our hospitals. As of September 30, 2005, we had remaining cumulative disproportionate loss allocations of approximately $26.1 million that we may recover in future periods, or be required to recognize additional disproportionate losses, depending on the results of operations of each of our hospitals. We could also be required to recognize disproportionate losses at our other hospitals not currently in disproportionate allocation depending on their results of operations in future periods.

Income Taxes.  Income taxes are computed on the pretax income (loss) based on current tax law. Deferred income taxes are recognized for the expected future tax consequences of differences between the tax basis of assets or liabilities and their carrying amounts in the consolidated financial statements. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will either expire before we are able to realize their benefit or their future deductibility is uncertain.

Developing the provision for income taxes requires significant judgment and expertise in federal and state income tax laws, regulations and strategies, including the determination of deferred tax assets and liabilities and, if necessary, any valuation allowances that may be required for deferred tax assets. Our judgments and tax strategies are subject to audit by various taxing authorities. While we believe we have provided adequately for our income tax liabilities in our consolidated financial statements, adverse determinations by these taxing authorities could have a material adverse effect on our consolidated financial condition and results of operations.

Results of Operations

Fiscal Year 2005 Compared to Fiscal Year 2004

Statement of Operations Data.  The following table presents our results of operations in dollars and as a percentage of net revenue:

	Year Ended September 30,
			Increase/Decrease		% of Net Revenue
	2005	2004	$	%	2005	2004

Net revenue	$699,703	$618,178	$81,525	13.2%	100.0%	100.0%
Operating expenses:
Personnel expense	214,884	191,493	23,391	12.2%	30.7%	31.0%
Medical supplies expense	197,325	173,205	24,120	13.9%	28.2%	28.0%
Bad debt expense	50,403	40,747	9,656	23.7%	7.2%	6.6%
Other operating expenses	142,806	129,512	13,294	10.3%	20.4%	21.0%
Pre-opening expenses	—	5,103	(5,103)	(100.0)%	—	0.8%
Depreciation	37,593	38,975	(1,382)	(3.5)%	5.4%	6.3%
Amortization	1,160	1,160	—	—	0.1%	0.2%
(Gain) loss on disposal of property, equipment and other assets	(620)	89	(709)	(796.6)%	—	—
Impairments of long-lived assets	2,662	7,227	(4,565)	(63.2)%	0.4%	1.1%

Income from operations	53,490	30,667	22,823	74.4%	7.6%	5.0%
Other income (expenses):
Interest expense	(32,834)	(25,879)	(6,955)	(26.9)%	(4.6)%	(4.2)%
Interest income and other income, net	3,045	854	2,191	256.6%	0.4%	0.1%
Loss on debt refinancing	—	(5,072)	5,072	100.0%	—	(0.8)%
Equity in net earnings of unconsolidated affiliates	3,356	3,540	(184)	(5.2)%	0.5%	0.6%

Income from continuing operations before minority interest, income taxes and discontinued operations	27,057	4,110	22,947	558.3%	3.9%	0.7%
Minority interest share of earnings of consolidated subsidiaries	(15,968)	(6,879)	(9,089)	(132.1)%	(2.3)%	(1.1)%

Income (loss) from continuing operations before income taxes and discontinued operations	11,089	(2,769)	13,858	500.5%	1.6%	(0.4)%
Income tax expense (benefit)	4,713	(1,302)	6,015	462.0%	0.7%	(0.2)%

Income (loss) from continuing operations	6,376	(1,467)	7,843	534.6%	0.9%	(0.2)%
Income (loss) from discontinued operations, net of taxes	2,415	(2,156)	4,571	212.0%	0.3%	(0.3)%

Net income (loss)	$8,791	$(3,623)	$12,414	342.6%	1.2%	(0.5)%

Net Revenue.  Net revenue increased 13.2% to $699.7 million for our fiscal year ended September 30, 2005 from $618.2 million for our fiscal year ended September 30, 2004. Of this $81.5 million increase in net revenue, our hospital division generated an $83.5 million increase and our diagnostic division generated a $0.2 million increase, both of which were partially offset by a $2.2 million decrease in our cardiology consulting and management operations.

The $83.5 million increase in hospital division net revenue was attributable to $47.2 million of net revenue growth from our two newest hospitals, including Texsan Heart Hospital which opened January 13, 2004, and Heart Hospital of Lafayette which opened March 2, 2004, with the remainder of the growth being primarily attributable to our same facility hospitals. On a consolidated basis, hospital admissions increased 8.9% and adjusted admissions increased 12.4% for fiscal 2005 compared to fiscal 2004. Also on a consolidated basis, inpatient catheterization procedures increased 10.6% and inpatient surgical procedures increased 13.2% for fiscal 2005 compared to fiscal 2004, while average length of stay decreased slightly from 3.49 days for fiscal 2004 to 3.48 days for fiscal 2005.

The $36.3 million increase in net revenue contributed by our same facility hospitals, along with the increases in admissions of 2.0%, adjusted admissions of 6.2%, inpatient catheterization procedures of 1.7%, and inpatient surgical procedures of 6.7% within our same facility hospitals was largely due to the growth in operations at the majority of our facilities, partially offset by decline in net revenue year-over-year at two hospitals, including Louisiana Heart Hospital.

During the second quarter of fiscal 2005, we filed Medicare cost reports for fiscal year 2004 and as a result of changes in our estimates of final settlements based on additional information, we recognized contractual allowance adjustments that increased net revenue by approximately $2.6 million. Similarly, during the second quarter of fiscal 2004 we filed Medicare cost reports for fiscal year 2003 and recognized adjustments that increased net revenue by approximately $1.7 million. Additionally, during the fourth quarter of fiscal 2005, we recognized approximately $2.1 million of contractual allowance adjustments that increased net revenue as a result of our calculation of amounts owed to us by Medicare under disproportionate share hospital (DSH) provisions for fiscal 2004 and fiscal 2005 based on rates that are not published by Medicare until the fourth quarter of our fiscal year. DSH amounts are provided to facilities that have a high proportion of Medicaid payors and the calculation of the amounts owed is based on formulas that incorporate the number of Medicaid days among other factors. Similarly, we recognized $2.3 million in the fourth quarter fiscal 2004 for amounts owed under the DSH provisions for fiscal 2003.

The $2.2 million decrease in our cardiology consulting and management operations net revenue during fiscal 2005 compared to fiscal 2004 was primarily attributable to a change in certain vendor relationships associated with a physician management contract in the first quarter of 2004 to eliminate a substantial amount of pass-through cost reimbursement revenue. The cost reimbursement changes under this contract reduced both our net revenue and certain of our operating expenses by corresponding amounts, and therefore had no impact on our consolidated income from operations or our consolidated net income during fiscal 2004.

Personnel Expense.  Personnel expense increased 12.2% to $214.9 million for fiscal 2005 from $191.5 million for fiscal 2004. As a percentage of net revenue, personnel expense decreased slightly to 30.7% from 31.0% for the comparable periods. The $23.4 million increase in personnel expense was principally incurred in the hospital division, with our two newest hospitals comprising $11.5 million of the increase and same facility hospitals accounting for an additional $11.9 million increase. The growth in personnel expense at our same facility hospitals was primarily attributable to the additional staffing to support the increase in admissions and surgical procedures in fiscal 2005 compared to fiscal 2004, as well as cost of living adjustments given to employees during the first quarter of fiscal 2005. On an adjusted patient day basis, personnel expense increased marginally for the hospital division to $1,087 per adjusted patient day for fiscal 2005 compared to $1,075 per adjusted patient day for fiscal 2004.

Personnel expense includes $1.5 million of non-cash share-based compensation in fiscal 2005 related to the accelerated vesting during the fourth quarter of substantially all stock options previously awarded to employees. The compensation cost represents the intrinsic value measured at the acceleration date, September 30, 2005, for the estimated number of awards that, absent the acceleration, would have expired unexercisable. The purpose of the accelerated vesting of these options is to eliminate compensation expense of approximately $9.2 million that we would otherwise recognize in future periods with respect to these options upon the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R). SFAS 123R will generally require that all share-based payments to employees, including the vesting of stock option awards, be recognized as compensation expense in our consolidated financial statements based on their fair values. SFAS 123R became effective for us on October 1, 2005. This cost was partially offset by a net decrease in personnel costs associated with our diagnostics division and cardiology consulting and management operations.

Medical Supplies Expense.  Medical supplies expense increased 13.9% to $197.3 million for fiscal 2005 from $173.2 million for fiscal 2004. This $24.1 million increase in medical supplies expense was primarily incurred in the hospital division, with our two newest hospitals and our same facility hospitals accounting for $12.4 million and $12.4 million of the increase, respectively. The increase in our same facility hospitals’ medical supplies expense was attributable to the increases in catheterization and surgical procedures performed during fiscal 2005 compared to fiscal 2004. Moreover, the increase in surgical procedures during 2005 was disproportionately comprised of cardiac procedures that use high-cost medical devices and supplies, such as automatic implantable cardioverter defibrillators (AICD), pacemaker procedures, and drug-eluting stents. During fiscal 2005, we experienced a 26.5% increase in the number of AICD procedures compared to fiscal 2004. We have experienced a general trend over the past two years in which the number of surgical procedures involving AICD and other higher cost medical devices and supplies has increased as a component of our mix of procedures. In addition, the increased usage of drug-eluting stents contributed to higher medical supplies expense during fiscal 2005 compared to fiscal 2004. Approximately 78.6% of our cardiac procedures involving stents utilized drug-eluting stents compared to 62.1% for fiscal 2004. Further, our average utilization rate for drug-eluting stents was 1.41 stents per case during fiscal 2005 as compared to 1.29 stents per case during fiscal 2004. Additionally, vascular procedures increased 20.2% year over year. The increase in vascular related supply expense has been a trend over the last several months of fiscal 2005. Clinically, peripheral vascular procedures treat disease of blood vessels outside the heart, primarily the narrowing of vessels that carry blood to the legs, arms, stomach or kidneys. Catheterization lab treatment includes angioplasty and stenting. Carotid stenting procedures also have increased in volume due to improvements in stents that reduce the incidence of stroke.

Hospital division medical supplies expense per adjusted patient day increased 3.6% to $974 for fiscal 2005 as compared to $940 for fiscal 2004 and overall medical supplies expense as a percentage of revenue increased to 28.2% for fiscal 2005 from 28.0% for fiscal 2004, reflecting the increase in procedures that use high-costs devices and drug-eluting stents.

Bad Debt Expense.  Bad debt expense increased 23.7% to $50.4 million for fiscal 2005 from $40.7 million for fiscal 2004. This $9.7 million increase in bad debt expense was primarily incurred by our two newest hospitals, which accounted for $5.1 million of the increase. The $4.6 million increase in our same facility hospitals’ bad debt expense was primarily attributable to growth in net revenue, as previously discussed, and an increase in the number of self-pay patients in several of our markets in fiscal 2005. Self-pay patients represented 7.3% of hospital division revenue in fiscal 2005 as compared to 6.1% in fiscal 2004. As a percentage of net revenue, bad debt expense increased to 7.2% for fiscal 2005 from 6.6% for fiscal 2004.

Other Operating Expenses.  Other operating expenses increased 10.3% to $142.8 million for fiscal 2005 from $129.5 million for fiscal 2004. This $13.3 million increase in other operating expenses was due to overall increases in the hospital, diagnostic and corporate and other divisions of $9.7 million, $1.0 million and $2.6 million, respectively. The $9.7 million increase in the hospital division was primarily due to costs associated with the two new hospitals. The $1.0 million increase in the diagnostics division other operating expenses period to period was due to the businesses developed and opened since the beginning of fiscal 2004. The increase in the corporate and other division other operating expenses was principally due to $1.9 million of consulting and other expenses incurred to support our effort to ensure compliance with the provisions of the Sarbanes-Oxley Act. In addition, we incurred certain incremental legal fees associated with a specific lawsuit and we also incurred fees related to the recruitment and relocation of certain senior management personnel. As a percentage of revenue, other operating expenses decreased to 20.4% from 21.0% for the year ended September 30, 2005 and 2004, respectively.

Pre-opening Expenses.  There were no pre-opening expenses incurred for fiscal 2005 versus $5.1 million that was incurred for fiscal 2004. Pre-opening expenses represent costs specifically related to projects under development, primarily new hospitals. Upon opening Heart Hospital of Lafayette during the second quarter of fiscal 2004, we have completed our hospital expansion plans that commenced in 2001 following completion of our initial public offering, and we do not currently have any other hospitals under development. Accordingly, we are no longer incurring pre-opening expenses. The amount of pre-opening expenses, if any, we incur in future periods will depend on the nature, timing and size of our development activities.

Depreciation.  Depreciation decreased 3.5% to $37.6 million for the year ended September 30, 2005 as compared to $39.0 million for the year ended September 30, 2004. This $1.4 million decrease is the net result of equipment within the hospital division becoming fully depreciated during fiscal 2004 or 2005.

Impairments of Long-lived Assets.  Impairments were $2.7 million and $7.2 million in fiscal 2005 and 2004, respectively. The $2.7 million in fiscal 2005 impairment represents management’s decision to discontinue implementation of certain accounting software, as well as the determination that the carrying value of a management contract in the diagnostics division exceeded its fair value. The $7.2 million impairment in 2004 represents the write-off of an enterprise wide healthcare information system. See “Critical Accounting Policies — Long-Lived Assets.”

Interest Expense.  Interest expense increased 26.9% to $32.8 million for fiscal 2005 compared to $25.9 million for fiscal 2004. This $7.0 million increase in interest expense was primarily attributable to the increase in our overall cost of borrowings on debt compared to the debt that was repaid as a result of the refinancing transaction completed in the third quarter of fiscal 2004. In addition, our average outstanding debt was higher during the comparable periods. Further, we capitalized approximately $0.6 million of interest expense as part of the capitalized construction costs of our hospitals that were still under development during the first part of fiscal 2004. As of September 30, 2005, approximately 32.3% of our outstanding debt bears interest on variable rates.

Interest and Other Income, Net.  Interest and other income, net increased to $3.0 million for fiscal 2005 compared to $0.9 million for fiscal 2004. This $2.2 million increase is due to interest earned on available cash and cash equivalents as our cash position has increased by approximately $71.0 million year-over-year.

Loss on Debt Refinancing.  During the fourth quarter of fiscal 2004, we repaid approximately $279.6 million of existing debt with proceeds received from our offering of $150.0 million senior notes and a $200.0 million senior credit facility. Including the loss on debt refinancing of $0.4 million which is reported in the loss from discontinued operations, the repayment of debt resulted in a loss of approximately $5.5 million.

Minority Interest Share of Earnings of Consolidated Subsidiaries.  Minority interest share of earnings of consolidated subsidiaries increased $9.1 million to $16.0 million for fiscal 2005 from $6.9 million for fiscal 2004. This increase was primarily due to changes in the operating results of our individual hospitals and the respective basis for allocating such earnings or losses among us and our partners on either a pro rata basis or disproportionate basis during fiscal 2005 compared to fiscal 2004. Our earnings allocated to minority interests increased partially due to an increase in earnings of certain of our same facility hospitals which were allocated to our minority partners on a pro rata basis. In addition, during a portion of fiscal 2004, we shared losses at our two newest hospitals with our minority partners on a pro rata basis; however, during the same period in fiscal 2005, we were required by generally accepted accounting principles to recognize, for accounting purposes, a disproportionate 100% of the hospitals losses such that no amounts were allocated to our minority partners. However, this provision does not relieve our minority investors from any of their obligations to make additional capital contributions if one of our hospitals requires additional cash to fund its operations. For a more complete discussion of our accounting for minority interests, including the basis for the disproportionate allocation accounting, see “Critical Accounting Policies — Earnings Allocated to Minority Interests.”

Income Tax Expense (Benefit).  Income tax expense was $4.7 million for fiscal 2005 compared to a tax benefit of $1.3 million for fiscal 2004, which represented an effective tax rate of approximately 42.5% and 47.0%, respectively. The overall decrease in the effective rate represents the lower impact of certain non-deductible expenses period-to-period on overall taxable income. The Company continues to have federal and state net operating loss carry forwards available from prior periods to offset the majority of its current tax liabilities.

Income (Loss) from Discontinued Operations.  During the first quarter of fiscal 2005, we closed and sold substantially all of the assets of The Heart Hospital of Milwaukee. During the third quarter of fiscal 2006, we sold our equity interest in Tucson Heart Hospital. Accordingly, these hospitals are accounted for as discontinued operations. Income from discontinued operations in fiscal 2005 reflects the gain on the sale of the assets of The Heart Hospital of Milwaukee of approximately $9.3 million, partially offset by operating losses, shut-down costs and the overall income tax expense associated with the facility. It also includes the operating income and related tax expense associated with Tucson Heart Hospital during the period. The loss from discontinued operations in fiscal 2004 represents the operating losses, net of the tax benefit of such losses, of the facilities during the period.

Fiscal Year 2004 Compared to Fiscal Year 2003

Statement of Operations Data.  The following table presents our results of operations in dollars and as a percentage of net revenue:

	Year Ended September 30,
			Increase/Decrease		% of Net Revenue
	2004	2003	$	%	2004	2003

Net revenue	$618,178	$495,640	$122,538	24.7%	100.0%	100.0%
Operating expenses:
Personnel expense	191,493	156,225	35,268	22.6%	31.0%	31.5%
Medical supplies expense	173,205	125,394	47,811	38.1%	28.0%	25.3%
Bad debt expense	40,747	24,545	16,202	66.0%	6.6%	5.0%
Other operating expenses	129,512	118,535	10,977	9.3%	21.0%	23.9%
Pre-opening expenses	5,103	7,381	(2,278)	(30.9)%	0.8%	1.5%
Depreciation	38,975	37,878	1,097	2.9%	6.3%	7.6%
Amortization	1,160	1,441	(281)	(19.5)%	0.2%	0.3%
Loss on disposal of property, equipment and other assets	89	149	(60)	(40.3)%	—	—
Impairments of goodwill and long-lived assets	7,227	58,865	(51,638)	(87.7)%	1.1%	11.9%

Income (loss) from operations	30,667	(34,773)	65,440	188.2%	5.0%	(7.0)%
Other income (expenses):
Interest expense	(25,879)	(23,344)	(2,535)	(10.9)%	(4.2)%	(4.7)%
Interest income and other income, net	854	1,548	(694)	(44.8)%	0.1%	0.3%
Loss on debt refinancing	(5,072)	—	(5,072)	(100.0)%	(0.8)%	—
Equity in net earnings of unconsolidated affiliates	3,540	3,541	(1)	(0.0)%	0.6%	0.7%

Income (loss) from continuing operations before minority interest, income taxes and discontinued operations	4,110	(53,028)	57,138	107.8%	0.7%	(10.7)%
Minority interest share of earnings of consolidated subsidiaries	(6,879)	(6,592)	(287)	(4.4)%	(1.1)%	(1.3)%

Loss from continuing operations before income taxes and discontinued operations	(2,769)	(59,620)	56,851	95.4%	(0.4)%	(12.0)%
Income tax expense (benefit)	(1,302)	304	(1,606)	(528.3)%	(0.2)%	0.1%

Loss from continuing operations	(1,467)	(59,924)	58,457	97.6%	(0.2)%	(12.1)%
Loss from discontinued operations, net of taxes	(2,156)	(382)	(1,774)	(464.4)%	(0.3)%	(0.1)%

Net loss	$(3,623)	$(60,306)	$56,683	94.0%	(0.5)%	(12.2)%

Net Revenue.  Net revenue increased 24.7% to $618.2 million for our fiscal year ended September 30, 2004 from $495.6 million for our fiscal year ended September 30, 2003. Of this $122.5 million increase in net revenue, our hospital division generated a $131.9 million increase, which was partially offset by a $0.2 million decrease in our diagnostics division and a $9.0 million decrease in our cardiology consulting and management operations.

The $131.9 million increase in hospital division net revenue was attributable to $66.7 million of net revenue growth from our three newest hospitals, including Louisiana Heart Hospital which opened on February 28, 2003, Texsan Heart Hospital which opened January 13, 2004, and Heart Hospital of Lafayette which opened March 2, 2004, as well as $65.2 million of growth among our same facility hospitals. On a consolidated basis, hospital admissions increased 27.8% and adjusted admissions increased 30.1% for fiscal 2004 compared to fiscal 2003. Also on a consolidated basis, inpatient catheterization procedures increased 24.3% and inpatient surgical procedures increased 22.2% for fiscal 2004 compared to fiscal 2003, while average length of stay decreased 2.8% to 3.49 days for fiscal 2004 compared to 3.59 days for fiscal 2003.

The $65.2 million increase in net revenue contributed by our same facility hospitals, along with the increases in admissions of 16.3%, adjusted admissions of 18.9%, inpatient catheterization procedures of 9.6%, and inpatient surgical procedures of 10.6% within our same facility hospitals was largely due to the growth in operations of Harlingen Medical Center as well as the re-opening of Bakersfield Heart Hospital’s emergency department during the second quarter of fiscal 2003 after it was closed in the third quarter of fiscal 2002.

During the second quarter of fiscal 2004, we filed Medicare cost reports for fiscal year 2003 and as a result of changes in our estimates of final settlements based on additional information, we recognized contractual allowance adjustments that increased net revenue by approximately $1.7 million, of which approximately $1.4 million related to same facility hospitals. Similarly, during the second quarter of fiscal 2003 we filed Medicare cost reports for fiscal year 2002 and recognized adjustments that increased net revenue by approximately $1.5 million.

The $0.2 million decrease in our diagnostics division net revenue was the net result of several key changes in this division. Gaston Cardiology Services LLC, which was dissolved in November 2003, contributed incremental revenue of $7.0 million in 2003 as compared to 2004. This decline in revenue was partially offset by $2.7 million in new diagnostic and therapeutic business developed since 2003 and a $4.3 million increase in our same facility diagnostic services. The increase in same facility diagnostic services was primarily the net result of growth in the number of procedures performed, including new services added, offset in part by a decline in the number of procedures performed in our mobile cardiac catheterization laboratories during fiscal 2004 as compared to fiscal 2003.

The $9.0 million decrease in our cardiology consulting and management operations net revenue during fiscal 2004 compared to fiscal 2003 was primarily attributable to two key changes in that business. In the third quarter of fiscal 2003, we restructured one of our two physician management contracts, which reduced management fee revenue, but more significantly eliminated a pass-through cost reimbursement arrangement. In the first quarter of fiscal 2004, we changed certain vendor relationships associated with our second physician management contract to eliminate a substantial amount of pass-through cost reimbursement revenue. The cost reimbursement changes under these two contracts reduced both our net revenue and certain of our operating expenses by corresponding amounts, and therefore had no impact on our consolidated income from operations or our consolidated net income during fiscal 2004.

Personnel Expense.  Personnel expense increased 22.6% to $191.5 million for fiscal 2004 from $156.2 million for fiscal 2003. This $35.3 million increase in personnel expense was primarily due to a $39.0 million increase generated by our hospital division, offset in part by a $3.4 million decrease in our corporate and other division. Of the $39.0 million increase in hospital division personnel expense, our three new hospitals accounted for $25.2 million and our same facility hospitals accounted for the remaining $13.8 million. This increase in our same facility hospitals’ personnel expense was primarily attributable to increased staffing to support the growth in admissions, inpatient catheterization and surgical procedures during the year. The $3.4 million decrease in our corporate and other division’s personnel expense was due to the change in the physician management contracts in our cardiology consulting and management operations whereby certain reimbursed costs are no longer being passed through our operations, as previously discussed.

As a percentage of net revenue, personnel expense decreased slightly to 31.0% for fiscal 2004 from 31.5% for fiscal 2003. This decrease was primarily attributable to lower same facility hospital personnel costs relative to higher net revenue as compared to prior year, offset by high personnel costs relative to net revenue associated with the ramp up of Heart Hospital of Lafayette and Texsan Heart Hospital. On an adjusted patient day basis, personnel expense for our consolidated hospitals increased to $1,075 per adjusted patient day for fiscal 2004 from $1,064 per adjusted patient day for fiscal 2003. Personnel expense on an adjusted patient day basis for our same facility hospitals declined 5.1% to $984 from $1,037 for these comparable periods, which is the result of our concentration on staffing levels, recruiting and retention of nurses in our hospitals, and a decrease in contract labor.

Medical Supplies Expense.  Medical supplies expense increased 38.1% to $173.2 million for fiscal 2004 from $125.4 million for fiscal 2003. This $47.8 million increase in medical supplies expense was due to a $45.0 million increase in our hospital division and a $2.8 million increase in our diagnostics division. Of the $45.0 million increase in our hospital division’s medical supplies expense, our three new hospitals accounted for $19.0 million and our same facility hospitals accounted for the remaining $26.0 million. This increase in our same facility hospitals’ medical supplies expense was attributable to the increases in catheterization and surgical procedures performed during fiscal 2004 compared to fiscal 2003. Moreover, the increase in surgical procedures during 2004 was disproportionately comprised of cardiac procedures that use high-cost medical devices and supplies, such as automatic implantable cardioverter defibrillators (AICD), pacemaker procedures, and drug-eluting stents. During fiscal 2004, we experienced a 17.2% increase in the number of AICD procedures compared to fiscal 2003. We have experienced a general trend over the past year in which the number of surgical procedures involving AICD and other higher cost medical devices and supplies has increased as a component of our mix of procedures. In addition, the introduction of drug-eluting stents in April 2003 contributed to higher medical supplies expense during fiscal 2004 compared to fiscal 2003. Approximately 62.1% of our cardiac procedures involving stents utilized drug-eluting stents compared to 20.2% for fiscal 2003. Further, our average utilization rate for drug-eluting stents in this was 1.29 stents per case during fiscal 2004 as compared to 1.11 stents per case during fiscal 2003. Therefore, hospital division medical supplies expense per adjusted patient day increased 10.7% for fiscal 2004 as compared to fiscal 2003, reflecting the increase in procedures that use high-costs devices and drug-eluting stents. The $2.8 million increase in diagnostics division medical supplies expense was primarily attributable to the net growth in its same facility operations, new diagnostic and therapeutic business and the increased costs associated with drug-eluting stents during fiscal 2004. As a percentage of net revenue, medical supplies expense increased to 28.0% for fiscal 2004 from 25.3% for fiscal 2003.

Bad Debt Expense.  Bad debt expense increased 66.0% to $40.7 million for fiscal 2004 from $24.5 million for fiscal 2003. This $16.2 million increase in bad debt expense was primarily incurred by our same facilities hospitals, which accounted for $11.9 million of the increase. Our three new hospitals accounted for the remaining $4.3 million increase for fiscal 2004 compared to fiscal 2003. The $11.9 million increase in our same facility hospitals’ bad debt expense was primarily attributable to growth in net revenue, as previously discussed, and an increase in the number of self-pay patients in several of our markets this fiscal year, including the impact of the continued ramp up of Harlingen Medical Center which operates in a market with a historically higher percentage of self-pay patients than our other hospitals. As a percentage of net revenue, bad debt expense increased to 6.6% for fiscal 2004 from 5.0% for fiscal 2003.

Other Operating Expenses.  Other operating expenses increased 9.3% to $129.5 million for fiscal 2004 from $118.5 million for fiscal 2003. This $11.0 million increase in other operating expense was due to a $20.5 million increase generated by our hospital division, offset in part by a $0.7 million decrease in our diagnostics division and a $8.8 million decrease in our corporate and other division. Of the $20.5 million increase in hospital division other operating expense, our three new hospitals accounted for $14.6 million and our same facility hospitals accounted for the remaining $5.9 million. This increase in our same facility hospitals’ other operating expense was primarily attributable to the significant growth in volume at two of our hospitals. These increases in other operating expenses were offset in part by decreases resulting from company-wide cost control initiatives. The $0.7 million decrease in our diagnostics division was primarily attributable to reduced operating costs resulting from the dissolution of Gaston Cardiology Services, LLC, combined with company-wide cost control initiatives. The $8.8 million decrease in our corporate and other division’s other operating expense was primarily due to the change in the physician management contracts in our cardiology consulting and management operations whereby certain reimbursed costs are no longer being passed through our operations, as previously discussed. As a percentage of net revenue, other operating expenses decreased to 21.0% for fiscal 2004 from 23.9% for fiscal 2003. This decrease was primarily attributable to higher same facility hospital net revenue and the certain economies of scale achieved on the fixed cost components of our other operating expenses combined with the benefits realized from our company-wide cost control initiatives.

Depreciation.  Depreciation increased 2.9% to $39.0 million for fiscal 2004 from $37.9 million for fiscal 2003. This increase in depreciation primarily occurred in our hospital division and was due to the depreciation of assets placed in service upon the opening of our three new hospitals, offset in part by a decrease related to equipment that became fully depreciated during fiscal 2003 in certain of our older same facility hospitals.

Impairments of Goodwill and Long-lived Assets.  Impairments were $7.2 million and $58.9 million in fiscal 2004 and 2003, respectively. The $7.2 million impairment in 2004 represents the write-off of an enterprise wide healthcare information system, while the $58.9 million charge in 2003 represents goodwill impairment.

The $7.2 million impairment in 2004 represents the unamortized costs associated with the acquisition, development and implementation of an information system that had been installed in two hospitals. Due to a number of functionality and integration issues experienced with the system, we determined that the system was not performing to its original specifications and thus will be replaced at the two hospitals where it has been installed and will not be installed in any additional hospitals as stated in the original license.

At the end of fiscal 2003, we performed a goodwill impairment test in accordance with SFAS No. 142, which requires that we do not amortize goodwill, but rather subject our goodwill to an impairment test on an annual basis and between annual dates if an event occurs or circumstances change that indicate an impairment may exist. The results of our test concluded our goodwill was impaired, and based on the hypothetical purchase price methodology required under SFAS No. 142, we determined the amount of the goodwill impairment to be approximately $58.9 million at September 30, 2003. See “Critical Accounting Policies — Long-Lived Assets.”

Interest Expense.  Interest expense increased 10.9% to $25.9 million for fiscal 2004 compared to $23.3 million for fiscal 2003. This $2.5 million increase in interest expense was primarily attributable to interest expense at our three new hospitals of $2.7 million, partially offset by a decrease in interest expense in our same facility hospitals due to a decrease in outstanding debt through scheduled principal payments and prepayment reductions. In addition, we capitalized approximately $0.6 million and $1.2 million of interest expense as part of the capitalized construction costs of our hospitals that were under development during fiscal 2004 and 2003, respectively. No interest expense was capitalized during the last two quarters of fiscal 2004.

Loss on Debt Refinancing.  During the fourth quarter of fiscal 2004, we repaid approximately $276.9 million of existing debt with proceeds received from our offering of $150.0 million senior notes and a $200.0 million senior credit facility. Including the loss on debt refinancing of $0.4 million which is reported in the loss from discontinued operations, the repayment of debt resulted in a loss of approximately $5.5 million and included the write-off of unamortized loan acquisition costs of approximately $3.4 million, the recapture of other comprehensive loss under interest rate swaps of approximately $1.2 million and prepayment penalties of approximately $0.8 million.

Equity in Net Earnings of Unconsolidated Affiliates.  Equity in earnings of unconsolidated affiliates remained consistent at $3.5 million for fiscal 2004 and fiscal 2003. However, the equity in net earnings of unconsolidated affiliates for fiscal 2004 includes $0.4 million associated with a gain on sale of land by an unconsolidated affiliate of one of our hospitals. Excluding this gain, our equity in earnings of unconsolidated affiliates decreased approximately $0.4 million from the prior year. This decrease was attributable to a decline in the operating results of our unconsolidated affiliate hospital primarily due to the reduction in that hospital’s capital cost reimbursement under the Medicare program as the hospital transitioned to the full federal payment methodology following its second full year of operations on October 1, 2003.

Minority Interest Share of Earnings of Consolidated Subsidiaries.  Minority interest share of earnings of consolidated subsidiaries increased $0.3 million to $6.9 million for fiscal 2004 from $6.6 million for fiscal 2003. This increase was primarily due to changes in the operating results of our individual hospitals and the respective basis for allocation of such earnings or losses among us and our partners on either a pro rata basis or disproportionate basis during fiscal 2004 compared to fiscal 2003. In general, our earnings allocated to minority interests increased due to a decrease in ramp up losses incurred by our new hospitals which were allocated to our minority partners on a pro rata basis combined with an increase in earnings of certain of our same facility hospitals which were allocated to our minority partners on a pro rata basis. These additions to our earnings allocated to minority interests were increased in part by a change from pro rata to disproportionate recognition of losses at three of our new hospitals that continue to ramp up combined with a change from disproportionate recognition of losses to pro rata recognition of earnings at one of our same facility hospitals during fiscal 2004 compared to the prior year. For a more complete discussion of our accounting for minority interests, including the basis for the disproportionate allocation accounting, see “Critical Accounting Policies — Earnings Allocated to Minority Interests.”

Income Tax Expense (Benefit).  Income tax benefit was $1.3 million for fiscal 2004 compared to income tax expense of $0.3 million for fiscal 2003, which represented an effective tax rate of approximately 47.0% and 0.5%, respectively. The Company continues to have federal and state net operating loss carry forwards available from prior periods to offset the majority of its current tax liabilities.

For fiscal 2004, income taxes include certain one-time state incentive credits that we qualified for and were able to utilize. For fiscal 2003, our reported loss before income taxes and discontinued operations of $59.6 million included a $58.9 million impairment of goodwill, which is non-deductible on a permanent basis for tax purposes.

Loss from Discontinued Operations.  During the first quarter of fiscal 2005, we closed and sold substantially all of the assets of The Heart Hospital of Milwaukee, which was opened in October 2003. During the third quarter of fiscal 2006, we sold our equity interest in Tucson Heart Hospital. Accordingly, the hospitals are accounted for as discontinued operations. The loss from discontinued operations in fiscal 2004 represents the operating losses, net of the tax benefit of such losses, of the facilities during the period. The loss from discontinued operations in fiscal 2003 represents pre-opening costs associated with The Heart Hospital of Milwaukee, net of the tax benefit of such costs and operating losses, net of the related tax benefit, from Tucson Heart Hospital.

Selected Quarterly Results of Operations.

The following table sets forth quarterly consolidated operating results for each of our last five quarters. We have prepared this information on a basis consistent with our audited consolidated financial statements and included all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the data. These quarterly results are not necessarily indicative of future results of operations. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this report.

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2005	2005	2005	2004	2004

Statement of Operations Data:
Net revenue	$175,547	$179,787	$176,074	$168,295	$164,821
Impairments of long-lived assets	2,662	—	—	—	7,227
Income from operations	9,688	15,215	15,099	13,488	5,071
Equity in net earnings of unconsolidated affiliates	802	899	886	769	916
Minority interest share of earnings of consolidated subsidiaries	(3,611)	(3,956)	(4,402)	(3,999)	(3,381)
Income (loss) from continuing operations	(550)	2,634	2,628	1,664	(6,040)
Income (loss) from discontinued operations	(1,751)	115	1,175	2,876	(671)
Net income (loss)	$(2,301)	$2,749	$3,803	$4,540	$(6,711)
Cash Flow Data:
Net cash provided by operating activities	$13,012	$25,321	$12,597	$9,900	$24,362
Net cash provided by (used in) investing activities	$(6,224)	$(2,518)	$(5,906)	$37,450	$(17,621)
Net cash provided by (used in) financing activities	$(6,262)	$(4,189)	$1,084	$(3,278)	$(24,853)

Our results of operations historically have fluctuated on a quarterly basis and can be expected to continue to be subject to quarterly fluctuations. Cardiovascular procedures can often be scheduled ahead of time, permitting some patients to choose to undergo the procedure at a time and location of their preference. Some of the types of trends that we have experienced in the past and may experience again in the future include:

•	the markets where some of our hospitals are located are susceptible to seasonal population changes with part-time residents living in the area only during certain months of the year;

•	patients choosing to schedule procedures around significant dates, such as holidays; and

•	physicians in the market where a hospital is located schedule vacation from their practice during the summer months of the year, around holidays and for various professional meetings held throughout the world during the year.

To the extent these types of events occur in the future, as in the past, we expect they will affect the quarterly results of operations of our hospitals.

Liquidity and Capital Resources

Working Capital and Cash Flow Activities.  Our consolidated working capital was $135.1 million at September 30, 2005 and $102.7 million at September 30, 2004. The increase of $32.4 million in working capital primarily resulted from an increase in cash and cash equivalents combined with a decrease in accounts payable and accrued liabilities, offset in part by an increase in the current portion of long-term debt and obligations under capital leases.

The increase in cash and cash equivalents and the decrease in certain liabilities were driven by overall operations, as further described below, and the gross cash received of $42.5 million as a result of the sale of The Heart Hospital of Milwaukee during the first quarter of fiscal 2005. The increase in the current portion of long-term debt and obligations under capital leases is due to the Company’s violation of a certain financial ratio related to an equipment loan at Heart Hospital of Lafayette at September 30, 2005 and the maturity of the mortgage loan at one of our facilities in January 2006. Therefore, these loans are considered current as of September 30, 2005, whereas the amounts were still considered long-term as of September 30, 2004.

Our cash and cash equivalents at September 30, 2005 includes approximately $9.4 million that we received in outlier payments in prior years from one of our Medicare intermediaries that we may have to repay to the Medicare program upon final settlement of cost reports for the periods in question. CMS adopted a new rule governing the calculation of outlier payments during fiscal 2003. Since the changes to the outlier formula became effective in August 2003, we have recognized net revenue from outlier payments at estimated amounts determined under the new calculation formula; however, one of our Medicare fiscal intermediaries continued to pay us at amounts calculated under the historical formula since August 2003. Effective May 1, 2004, the Medicare fiscal intermediary began paying us at rates consistent with the new calculation formula for our Medicare cost report year ending September 30, 2004; thus, we expect no future increase in the $9.4 million received in outlier payments through April 30, 2004. We have reflected this $9.4 million, plus accrued interest thereon, as a reduction to our accounts receivable, net, at September 30, 2005 and 2004, consistent with our other estimated reimbursement settlements, and have not recognized the receipt of these outlier payments as net revenue in any affected period. However, net cash provided by operating activities during fiscal 2004 and fiscal 2003 were positively impacted by $6.5 million and $2.9 million, respectively, for the payments received during these periods. Our cash and cash equivalents and our cash flows from operations may decrease in the future periods if we are required to repay the amounts upon filing our Medicare cost reports.

Our operating activities provided net cash of $60.8 million for fiscal 2005 compared to net cash provided of $63.6 million for fiscal 2004. The cash provided by operating activities of continuing operations was $67.9 million and $61.3 million for fiscal 2005 and 2004, respectively. While our cash from operating activities was positively influenced by the $7.8 million increase in income from continuing operations year over year and the overall reduction in medical supplies inventory, the growth in net receivables and the overall reduction in accounts payable and accrued liabilities resulted in the net decrease in cash provided by operating activities. We reduced our overall days of net revenue in receivables to 45 days in fiscal 2005 from 49 days in fiscal 2004; however, the overall 13.2% growth in net revenue resulted in a net increase in accounts receivable period to period which negatively impacted our cash flow from operations. The use of cash for accounts payable and accrued liabilities in fiscal 2005 was driven by an overall reduction in accounts payable corresponding with the decrease in total inventory levels due to the timing of bulk purchases and various inventory management initiatives, as well the payment of bonuses accrued as of September 30, 2004 during the first quarter of fiscal 2005.

Our investing activities provided net cash of $22.8 million for fiscal 2005 compared to net cash used of $65.4 million for fiscal 2004. The $22.8 million of net cash provided by investing activities in fiscal 2005 was primarily due to the proceeds from the sale of The Heart Hospital of Milwaukee, offset in part by capital expenditures for the period. The $65.4 million of net cash used by investing activities for fiscal 2004 was primarily due to our capital expenditures, related mostly to our hospitals under development during the period, including $12.2 million of cash used for The Heart Hospital of Milwaukee. This use of cash was partially offset by the proceeds from the sale of certain property and equipment. Even though we have completed our hospital expansion plans and we do not currently have any other hospitals under development, we expect to continue to use cash in investing activities in future periods. The amount will depend largely on the type and size of strategic investments we make in future periods.

Our financing activities used net cash of $12.6 million for fiscal 2005 compared to net cash used of $19.4 million for fiscal 2004. The $12.6 million of net cash used by financing activities for fiscal 2005 was primarily the result of distributions to, net of investments by, minority partners and the repayment of long-term debt and obligations under capital leases partially offset by proceeds from exercised stock options. The $19.4 million of net cash used by financing activities for fiscal 2004 was the result of proceeds from the issuance of long-term debt, inclusive of debt transactions included as a part of discontinued operations, offset in part by repayments of long-

term debt and obligations under capital leases obligations as well as repayments of loan acquisition costs and distributions to minority partners.

Capital Expenditures.  Expenditures for property and equipment for fiscal years 2005 and 2004 were $20.1 million and $56.1 million, respectively. For fiscal year 2005, our capital expenditures principally were focused on improvement to and expansion of existing facilities, whereas approximately $41.1 million of expenditures were made in fiscal 2004 for our two newest facilities. The amount of capital expenditures we incur in future periods will depend largely on the type and size of strategic investments we make in future periods.

Obligations, Commitments and Availability of Financing.  As described more fully in the notes to our consolidated financial statements included elsewhere in this report, we had certain cash obligations at September 30, 2005, which are due as follows (in thousands):

	Payments Due by Fiscal Year
	2006	2007	2008	2009	2010	Thereafter	Total

Long-term debt	$52,503	$28,478	$7,425	$19,351	$52,046	$189,091	$348,894
Obligations under capital leases	2,381	1,597	888	478	48	—	5,392

Total debt	54,884	30,075	8,313	19,829	52,094	189,091	354,286
Other long-term obligations, excluding interest rate swaps(1)	—	290	63	24	—	—	377
Interest on indebtedness(2)	20,751	16,905	16,463	16,053	15,656	27,114	112,942
Operating leases	2,770	2,461	2,130	1,644	1,097	4,905	15,007

Total	$78,405	$49,731	$26,969	$37,550	$68,847	$221,110	$482,612

(1)	Other long-term obligations, excluding interest rate swaps, consists of non-current portion of deferred compensation under nurse retention arrangements at two of our hospitals.

(2)	Interest on indebtedness represents only fixed rate indebtedness.

During the fourth quarter of 2004, we completed our offering of $150.0 million in aggregate principal amount of 9 7/8% senior notes. Concurrent with our offering of the notes, we entered into a $200.0 million senior secured credit facility with a syndicate of banks and other institutional lenders. The new credit facility provides for a seven-year term loan facility in the amount of $100.0 million, all of which was drawn in July 2004, and a five-year senior secured revolving credit facility in the amount of $100.0 million which includes a $25.0 million sub-limit for the issuance of stand-by and commercial letters of credit and a $10.0 million sub-limit for swing-line loans. Proceeds from these debt facilities combined with cash on hand were used to repay $276.9 million of the long-term debt outstanding at that time.

At September 30, 2005, we had $354.3 million of outstanding debt, $54.9 million of which was classified as current. Of the outstanding debt, $150.0 million was outstanding under our 9 7/8% senior notes, $98.8 million was outstanding under our credit facility and $101.8 million was outstanding to lenders to our hospitals. The remaining $3.7 million of debt was outstanding to lenders for diagnostic services under capital leases and other miscellaneous indebtedness, primarily equipment notes payable and capital leases.

No amounts were outstanding to lenders under our $100.0 million revolving credit facility at September 30, 2005. At the same date, however, we had letters of credit outstanding of $1.6 million, which reduced our availability under this facility to $98.4 million.

Covenants related to our long-term debt restrict the payment of dividends and require the maintenance of specific financial ratios and amounts and periodic financial reporting. At September 30, 2005, we were in violation of a financial covenant under an equipment loan to Heart Hospital of Lafayette and we anticipate continuing to be in violation of this covenant in future periods. Accordingly, the total outstanding balance of this loan of $11.6 million has been included in current portion of long-term debt and obligations under capital leases as of September 30, 2005. As of September 30, 2005, we were working with the lender to amend the financial covenant. We were also in violation of a financial covenant under an equipment loan to Louisiana Heart Hospital. The equipment lender has granted a waiver for the violation at September 30, 2005. We were in compliance with all other covenants in the instruments governing our outstanding debt at September 30, 2005.

At September 30, 2005, we guaranteed either all or a portion of the obligations of our subsidiary hospitals for equipment and other notes payable. We provide these guarantees in accordance with the related hospital operating agreements, and we receive a fee for providing these guarantees from the hospitals or the physician investors.

We also guarantee approximately 50% of the real estate and 30% of the equipment debt of Avera Heart Hospital of South Dakota, the one hospital in which we owned a minority interest at September 30, 2005, and therefore do not consolidate the hospital’s results of operations and financial position. We provide this guarantee in exchange for a fee from the hospital. At September 30, 2005, Avera Heart Hospital of South Dakota was in compliance with all covenants in the instruments governing its debt. The total amount of the hospital’s real estate and equipment debt was approximately $25.2 million and $5.5 million, respectively, at September 30, 2005. Accordingly, the real estate debt and the equipment debt guaranteed by us was approximately $12.6 million and $1.7 million, respectively, at September 30, 2005.

See Note 10 to the consolidated financial statements included elsewhere in this report for additional discussion of the terms, covenants and repayment schedule surrounding our debt.

We believe that internally generated cash flows and available borrowings under our new credit facility, together with the remaining net proceeds of our initial public offering and borrowings available under equipment debt commitments will be sufficient to finance our business plan, capital expenditures and our working capital requirements for the next 12 to 18 months.

Intercompany Financing Arrangements.  Concurrent with our new financing, we provided secured real estate and equipment financings to our majority-owned hospitals. The aggregate amount of the intercompany real estate, equipment and working capital loans outstanding as of September 30, 2005 was $338.6 million.

Each intercompany real estate loan is separately documented and secured with a lien on the borrowing hospital’s real estate, building and equipment and certain other assets. Each intercompany real estate loan amortizes based on a 20-year term, matures on June 30, 2011 and accrues interest at variable rates based on the London Interbank Offered Rate (LIBOR) plus an applicable margin. The weighted average interest rate for the intercompany real estate loans at September 30, 2005 was 7.07%.

Each intercompany equipment loan is separately documented and secured with a lien on the borrowing hospital’s equipment and certain other assets. Amounts borrowed under the intercompany equipment loans are payable in monthly installments of principal and interest over terms that range from 1 to 7 years. The intercompany equipment loans accrue interest at fixed rates ranging from 5.75% to 7.50% or variable rates based on LIBOR plus and applicable margin. The weighted average interest rate for the intercompany equipment loans at September 30, 2005 was 6.70%.

We receive a fee from the minority partners in the subsidiary hospitals as consideration for providing these intercompany real estate and equipment loans.

We also use intercompany financing arrangements to provide cash support to individual hospitals for their working capital and other corporate needs. We provide these working capital loans pursuant to the terms of the operating agreements between our physician and hospital investor partners and us at each of our hospitals. These intercompany loans are evidenced by promissory notes that establish borrowing limits and provide for a market rate of interest to be paid to us on outstanding balances. These intercompany loans are subordinated to each hospital’s mortgage and equipment debt outstanding, but are senior to our equity interests and our partners’ equity interest in the hospital venture and are secured, subject to the prior rights of the senior lenders, in each instance by a pledge of the borrowing hospital’s accounts receivable. Also as part of our intercompany financing and cash management structure, we sweep cash from individual hospitals as amounts are available in excess of the individual hospital’s working capital needs. These funds are advanced pursuant to cash management agreements with the individual hospital that establish the terms of the advances and provide for a rate of interest to be paid consistent with the market rate earned by us on the investment of its funds. These cash advances are due back to the individual hospital on demand and are subordinate to our equity investment in the hospital venture. As of September 30, 2005 and

September 30, 2004, we held $93.3 million and $88.8 million, respectively, of intercompany working capital notes and related accrued interest, net of advances from our hospitals.

Because these intercompany notes receivable and related interest income are eliminated with the corresponding notes payable and interest expense at our consolidating hospitals in the process of preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, the amounts outstanding under these notes do not appear in our consolidated financial statements or accompanying notes. Information about the aggregate amount of these notes outstanding from time to time may be helpful, however, in understanding the amount of our total investment in our hospitals. In addition, we believe investors and others will benefit from a greater understanding of the significance of the priority rights we have under these intercompany notes receivable to distributions of cash by our hospitals as funds are generated from future operations, a potential sale of a hospital, or other sources. Because these notes receivable are senior to the equity interests of MedCath and our partners in each hospital, in the event of a sale of a hospital, the hospital would be required first to pay to us any balance outstanding under its intercompany note prior to distributing any of the net proceeds of the sale to any of the hospital’s equity investors as a return on their investment based on their pro-rata ownership interests. Also, appropriate payments to us to amortize principal balances outstanding and to pay interest due under these notes are generally made to us from a hospital’s available cash flows prior to any pro-rata distributions of a hospital’s earnings to the equity investors in the hospitals.

On December 1, 2004, we completed the sale of certain assets of The Heart Hospital of Milwaukee for $42.5 million. Of the $42.5 million in proceeds received, approximately $37.0 million was used to repay The Heart Hospital of Milwaukee’s intercompany secured loans, thereby increasing our consolidated cash position on such date. As part of the terms of the sale, we were required to close the hospital. As such, we incurred costs associated with the closing of the hospital, in addition to costs associated with completing the sale and additional operating expenses. As stipulated by the covenants of our Senior Credit Facility, within 300 days after the receipt of the net proceeds, we may identify a use of the net proceeds for capital expenditures or other permitted investments, so long as such usage occurs within 300 days of the date identified, which we have done. Any net proceeds not identified or invested within this time period must be used to repay principal of senior secured indebtedness. The lenders under our credit facility have waived this requirement. However, the indenture governing our senior notes contains a similar requirement. Accordingly, we are currently offering to repurchase up to $30.3 million of our senior notes.

We have, during fiscal 2005, and will continue in future periods, provided information on a quarterly basis about the aggregate amount of these intercompany loans outstanding to assist investors in better understanding the total amount of our investment in our hospitals, our claim to the future cash flows of our hospitals, and our capital structure.

Reimbursement, Legislative and Regulatory Changes

Legislative and regulatory action has resulted in continuing changes in reimbursement under the Medicare and Medicaid programs that will continue to limit payments we receive under these programs. Within the statutory framework of the Medicare and Medicaid programs, there are substantial areas subject to legislative and regulatory changes, administrative rulings, interpretations, and discretion which may further affect payments made under those programs, and the federal and state governments may, in the future, reduce the funds available under those programs or require more stringent utilization and quality reviews of our hospitals or require other changes in our operations. Additionally, there may be a continued rise in managed care programs and future restructuring of the financing and delivery of healthcare in the United States. These events could have an adverse effect on our future financial results.

Inflation

The healthcare industry is labor intensive. Wages and other expenses increase during periods of inflation and when labor shortages, such as the growing nationwide shortage of qualified nurses, occur in the marketplace. In addition, suppliers pass along rising costs to us in the form of higher prices. We have implemented cost control measures, including our case and resource management program, to curb increases in operating costs and expenses.

We have, to date, offset increases in operating costs by increasing reimbursement for services and expanding services. However, we cannot predict our ability to cover, or offset, future cost increases.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

We maintain a policy for managing risk related to exposure to variability in interest rates, commodity prices, and other relevant market rates and prices which includes considering entering into derivative instruments (freestanding derivatives), or contracts or instruments containing features or terms that behave in a manner similar to derivative instruments (embedded derivatives) in order to mitigate our risks. In addition, we may be required to hedge some or all of our market risk exposure, especially to interest rates, by creditors who provide debt funding to us. To date, we have only entered into the fixed interest rate swaps as discussed below.

As required by their mortgage loans, three of our consolidated hospitals entered into fixed interest rate swaps during fiscal 2001. These fixed interest rate swaps effectively fixed the interest rate on the hedged portion of the related debt at 4.92% plus the applicable margin for two of the hospitals and at 4.6% plus the applicable margin for the other hospital. These interest rate swaps were accounted for as cash flow hedges prior to the repayment of the outstanding balances of the mortgage debt for these three hospitals as part of the July 2004 financing transaction. We did not terminate the interest rate swaps as part of the financing transaction, which resulted in the recognition of a loss of approximately $0.6 million, during the fourth quarter of fiscal 2004. Since July 2004, the fixed interest rate swaps have not been utilized as a hedge of variable debt obligations, and accordingly, changes in the valuation of the interest rate swaps have been recorded directly to earnings as a component of interest expense. The fair value of the interest rate swaps at September 30, 2005 was an obligation of $0.1 million resulting in an unrealized gain of $1.0 million during fiscal 2005.

Our primary market risk exposure relates to interest rate risk exposure through that portion of our borrowings that bear interest based on variable rates. As a result of our July 2004 financing transaction, our outstanding debt subject to variable rates of interest decreased to approximately 32.3% of our total debt at September 30, 2005 compared to approximately 32.8% at September 30, 2004. Our debt obligations at September 30, 2005 included approximately $112.8 million of variable rate debt at an approximate average interest rate of 6.43%. A one hundred basis point change in interest rates on our variable rate debt would have resulted in interest expense fluctuating approximately $1.8 million, $1.6 million and $1.5 million for the years ended September 30, 2005, 2004 and 2003, respectively.

Item 8.	Financial Statements and Supplementary Data

INDEX TO FINANCIAL STATEMENTS

MEDCATH CORPORATION AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
MedCath Corporation
Charlotte, North Carolina

We have audited the accompanying consolidated balance sheets of MedCath Corporation and subsidiaries (the Company) as of September 30, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at September 30, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of September 30, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated December 13, 2005, expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/  Deloitte & Touche LLP

Charlotte, North Carolina
December 13, 2005 (October 2, 2006 as to
  the effects of discontinued operations as
  discussed in the fourth paragraph of Note 3)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
MedCath Corporation
Charlotte, North Carolina

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that MedCath Corporation and subsidiaries (the Company) maintained effective internal control over financial reporting as of September 30, 2005, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of the company’s principal executive and principal financial officers, or persons performing similar functions and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of September 30, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control — Integrated Framework issued by COSO. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2005, based on the criteria established in Internal Control — Integrated Framework issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of September 30, 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended and our report dated December 13, 2005 expressed an unqualified opinion on those financial statements.

/s/  Deloitte & Touche LLP

Charlotte, North Carolina
December 13, 2005

MEDCATH CORPORATION

CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30,
	2005	2004

Current assets:
Cash and cash equivalents	$140,842	$69,855
Accounts receivable, net	86,138	83,197
Medical supplies	18,943	20,943
Deferred income tax assets	12,391	11,972
Prepaid expenses and other current assets	6,982	7,679
Current assets of discontinued opertions	11,545	15,979

Total current assets	276,841	209,625
Property and equipment, net	368,782	389,652
Investments in affiliates	6,669	6,029
Goodwill	65,540	65,540
Other intangible assets, net	8,091	10,199
Other assets	12,190	13,449
Long-term assets of discontinued operations	25,092	59,742

Total assets	$763,205	$754,236

Current liabilities:
Accounts payable	$36,971	$42,343
Income tax payable	1,416	533
Accrued compensation and benefits	21,045	24,242
Accrued property taxes	6,456	6,169
Other accrued liabilities	13,832	15,185
Current portion of long-term debt and obligations under capital leases	54,885	9,363
Current liabilities of discontinued operations	7,135	9,109

Total current liabilities	141,740	106,944
Long-term debt	296,391	346,006
Obligations under capital leases	3,010	5,091
Deferred income tax liabilities	15,673	9,494
Other long-term obligations	497	1,620
Long-term obligations of discontinued operations	253	6,260

Total liabilities	457,564	475,415
Minority interest in equity of consolidated subsidiaries	22,900	15,173
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 18,562,635 issued and 18,493,735 outstanding at September 30, 2005, 18,090,186 issued and 18,021,286 outstanding at September 30, 2004	186	181
Paid-in capital	368,849	358,656
Accumulated deficit	(85,924)	(94,715)
Accumulated other comprehensive income (loss)	24	(80)
Treasury stock, 68,900 shares at cost	(394)	(394)

Total stockholders’ equity	282,741	263,648

Total liabilities and stockholders’ equity	$763,205	$754,236

See notes to consolidated financial statements.

MEDCATH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended September 30,
	2005	2004	2003

Net revenue	$699,703	$618,178	$495,640
Operating expenses:
Personnel expense	214,884	191,493	156,225
Medical supplies expense	197,325	173,205	125,394
Bad debt expense	50,403	40,747	24,545
Other operating expenses	142,806	129,512	118,535
Pre-opening expenses	—	5,103	7,381
Depreciation	37,593	38,975	37,878
Amortization	1,160	1,160	1,441
(Gain) loss on disposal of property, equipment and other assets	(620)	89	149
Impairments of long-lived assets and goodwill	2,662	7,227	58,865

Total operating expenses	646,213	587,511	530,413

Income (loss) from operations	53,490	30,667	(34,773)
Other income (expenses):
Interest expense	(32,834)	(25,879)	(23,344)
Interest income and other income, net	3,045	854	1,548
Loss on debt refinancing	—	(5,072)	—
Equity in net earnings of unconsolidated affiliates	3,356	3,540	3,541

Total other expenses, net	(26,433)	(26,557)	(18,255)

Income (loss) from continuing operations before minority interest, incomes taxes and discontinued operations	27,057	4,110	(53,028)
Minority interest share of earnings of consolidated subsidiaries	(15,968)	(6,879)	(6,592)

Income (loss) from continuing operations before income taxes and discontinued operations	11,089	(2,769)	(59,620)
Income tax expense (benefit)	4,713	(1,302)	304

Income (loss) from continuing operations	6,376	(1,467)	(59,924)
Income (loss) from discontinued operations, net of taxes	2,415	(2,156)	(382)

Net income (loss)	$8,791	$(3,623)	$(60,306)

Earnings (loss) per share, basic
Continuing operations	$0.35	$(0.08)	$(3.33)
Discontinued operations	0.13	(0.12)	(0.02)

Earnings (loss) per share, basic	$0.48	$(0.20)	$(3.35)

Earnings (loss) per share, diluted
Continuing operations	$0.33	$(0.08)	$(3.33)
Discontinued operations	0.12	(0.12)	(0.02)

Earnings (loss) per share, diluted	$0.45	$(0.20)	$(3.35)

Weighted average number of shares, basic	18,286	17,984	17,989
Dilutive effect of stock options	1,184	—	—

Weighted average number of shares, diluted	19,470	17,984	17,989

See notes to consolidated financial statements.

MEDCATH CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)

					Accumulated
	Common Stock				Other
		Par	Paid-in	Accumulated	Comprehensive	Treasury Stock
	Shares	Value	Capital	Deficit	Income (Loss)	Shares	Amount	Total

Balance, September 30, 2002	18,012	$180	$357,707	$(30,786)	$(1,411)	—	$—	$325,690
Purchase of treasury stock	(69)					69	$(394)	$(394)
Comprehensive loss:
Net loss	—	—	—	(60,306)	—	—	—	(60,306)
Change in fair value of interest rate swaps, net of income tax expense	—	—	—	—	64	—	—	64

Total comprehensive loss								(60,242)

Balance, September 30, 2003	17,943	180	357,707	(91,092)	(1,347)	69	(394)	265,054
Exercise of stock options, including income tax benefit	79	1	949	—	—			950
Comprehensive loss:
Net loss	—	—	—	(3,623)	—	—	—	(3,623)
Change in fair value of interest rate swaps, net of income tax expense	—	—	—	—	706	—	—	706
Reclassification of undesignated interest rate swaps ineffectiveness into earnings	—	—	—	—	561	—	—	561

Total comprehensive loss								(2,356)

Balance, September 30, 2004	18,022	181	358,656	(94,715)	(80)	69	(394)	263,648
Exercise of stock options, including income tax benefit	472	5	8,725	—	—	—	—	8,730
Acceleration of vesting of stock options	—	—	1,468	—	—	—	—	1,468
Comprehensive income:
Net income	—	—	—	8,791	—	—	—	8,791
Change in fair value of interest rate swaps, net of income tax expense	—	—	—	—	104	—	—	104

Total comprehensive income								8,895

Balance, September 30, 2005	18,494	$186	$368,849	$(85,924)	$24	69	$(394)	$282,741

See notes to consolidated financial statements.

MEDCATH CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended September 30,
	2005	2004	2003

Net income (loss)	$8,791	$(3,623)	$(60,306)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Income) loss from discontinued operations, net of taxes	(2,415)	2,156	382
Bad debt expense	50,403	40,747	24,545
Depreciation and amortization expense	38,753	40,135	39,319
Income tax benefit on exercised stock options	1,268	124	—
(Gain) loss on disposal of property, equipment and other assets	(620)	89	149
Share-based compensation expense	1,468	—	—
Loss on debt refinancing	—	5,072	—
Impairments of long-lived assets and goodwill	2,662	7,227	58,865
Amortization of loan acquisition costs	1,602	1,712	1,394
Equity in earnings of unconsolidated affiliates, net of dividends received	(668)	(124)	(3,541)
Minority interest share of earnings of consolidated subsidiaries	15,968	6,879	6,592
Change in fair value of interest rate swaps	(1,041)	1	—
Deferred income taxes	5,699	(4,095)	(541)
Change in assets and liabilities that relate to operations:
Accounts receivable	(53,344)	(46,633)	(39,753)
Medical supplies	2,000	(6,327)	(2,243)
Prepaids and other assets	1,259	2,530	(1,863)
Accounts payable and accrued liabilities	(3,893)	15,460	13,770

Net cash provided by operating activities of continuing operations	67,892	61,330	36,769
Net cash (used in) provided by operating activities of discontinued operations	(7,062)	2,302	6,651

Net cash provided by operating activities	60,830	63,632	43,420
Investing activities:
Purchases of property and equipment	(20,058)	(56,057)	(95,428)
Proceeds from sale of property and equipment	1,112	2,877	746
Proceeds from sale of discontinued operations	42,500	—	—
Other investing activities	6	483	645

Net cash provided by (used in) investing activities of continuing operations	23,560	(52,697)	(94,037)
Net cash used in investing activities of discontinued operations	(758)	(12,733)	(18,054)

Net cash used in investing activities	22,802	(65,430)	(112,091)
Financing activities:
Short-term debt repayments, net	—	—	(4,500)
Proceeds from issuance of long-term debt	2,052	316,566	73,789
Repayments of long-term debt	(10,594)	(274,355)	(24,716)
Repayments of obligations under capital leases	(2,359)	(7,225)	(2,888)
Payments of loan acquisition costs	—	(10,047)	(942)
Investments by minority partners	1,241	874	567
Distributions to minority partners	(10,144)	(10,424)	(7,355)
Repayments from (advances to) minority partners	206	(417)	(550)
Purchase of common stock for treasury	—	—	(394)
Proceeds from exercised stock options	7,462	825	—

Net cash (used in) provided by financing activities of continuing operations	(12,136)	15,797	33,011
Net cash (used in) provided by financing activities of discontinued operations	(509)	(35,230)	11,923

Net cash (used in) provided by financing activities	(12,645)	(19,433)	44,934

Net increase (decrease) in cash and cash equivalents	70,987	(21,231)	(23,737)
Cash and cash equivalents:
Beginning of year	69,855	91,086	114,823

End of year	$140,842	$69,855	$91,086

Supplemental disclosure of cash flow information:
Interest paid	$32,495	$19,670	$21,240
Income taxes paid	1,056	341	1,166
Supplemental schedule of noncash investing and financing activities:
Capital expenditures financed by capital leases	$514	$1,404	$4,649
Distributions to minority partners declared but not paid	—	—	980

See notes to consolidated financial statements.

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All tables in thousands, except per share amounts)

1.	Business and Organization

MedCath Corporation (the Company) primarily focuses on the diagnosis and treatment of cardiovascular disease. The Company owns and operates hospitals in partnership with physicians, most of whom are cardiologists and cardiovascular surgeons. While each of the Company’s majority-owned hospitals (collectively, the Hospital Division) is licensed as a general acute care hospital, the Company focuses on serving the unique needs of patients suffering from cardiovascular disease. As of September 30, 2005, the Company owned and operated twelve hospitals, together with its physician partners, who own an equity interest in the hospital where they practice. The Company’s existing hospitals had a total of 727 licensed beds, of which 693 were staffed and available, and were located in eight states: Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota and Texas.

See Note 3 — Discontinued Operations for details concerning the Company’s dispositions of The Heart Hospital of Milwaukee and Tucson Heart Hospital. Unless specifically indicated otherwise, all amounts and percentages in these Notes are exclusive of the Company’s discontinued operations.

The Company accounts for all but one of its owned and operated hospitals as consolidated subsidiaries. The Company owns a minority interest in Avera Heart Hospital of South Dakota and neither has substantive control over the hospital nor is its primary beneficiary under the revised version of Financial Accounting Standards Board (FASB) Interpretation No. 46 Consolidation of Variable Interest Entities, an interpretation of ARB No. 51, (FIN No. 46-R). Therefore, the Company is unable to consolidate the hospital’s results of operations and financial position, but rather is required to account for its minority ownership interest in the hospital as an equity investment.

In addition to its hospitals, the Company provides cardiovascular care services in diagnostic and therapeutic facilities in various locations and through mobile cardiac catheterization laboratories (the Diagnostics Division). The Company also provides consulting and management services tailored primarily to cardiologists and cardiovascular surgeons, which is included in the corporate and other division.

2.	Summary of Significant Accounting Policies

Basis of Consolidation — The consolidated financial statements include the accounts of the Company and its subsidiaries that are wholly and majority owned and/or over which it exercises substantive control, including variable interest entities in which the Company is the primary beneficiary. All intercompany accounts and transactions have been eliminated in consolidation. The Company uses the equity method of accounting for entities, including variable interest entities, in which it holds less than a 50% interest and over which it does not exercise substantive control and it is not the primary beneficiary.

Reclassifications — Certain prior period amounts have been reclassified to conform to the current period presentation.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (hereafter, generally accepted accounting principles) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. There is a reasonable possibility that actual results may vary significantly from those estimates.

Concentrations of Risk — Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents and accounts receivable. Cash and cash equivalents are maintained with several financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally these deposits may be redeemed upon demand.

The Company grants credit without collateral to its patients, most of whom are insured under payment arrangements with third party payors, including Medicare, Medicaid and commercial insurance carriers. The

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company has not experienced significant losses related to receivables from individual patients or groups of patients in any particular industry or geographic area.

Cash and Cash Equivalents — Cash consists of currency on hand and demand deposits with financial institutions. Cash equivalents include investments in highly liquid instruments with original maturities of three months or less.

Allowance for Doubtful Accounts — Accounts receivable primarily consist of amounts due from third-party payors and patients in the Company’s hospital division. The remainder of the Company’s accounts receivable principally consists of amounts due from billings to hospitals for various cardiovascular care services performed in its diagnostics division and amounts due under consulting and management contracts. To provide for accounts receivable that could become uncollectible in the future, the Company establishes an allowance for doubtful accounts to reduce the carrying value of such receivables to their estimated net realizable value. The Company estimates this allowance based on such factors as payor mix, aging and the historical collection experience and write-offs of its respective hospitals and other business unit.

Medical Supplies — Medical supplies consist primarily of supplies necessary for diagnostics, catheterization and surgical procedures and general patient care and are stated at the lower of first-in, first-out (FIFO) cost or market.

Property and Equipment — Property and equipment are recorded at cost and are depreciated principally on a straight-line basis over the estimated useful lives of the assets, which generally range from 25 to 40 years for buildings and improvements, 25 years for land improvements, and from 3 to 10 years for equipment, furniture and software. Repairs and maintenance costs are charged to operating expense while betterments are capitalized as additions to the related assets. Retirements, sales, and disposals are recorded by removing the related cost and accumulated depreciation with any resulting gain or loss reflected in income from operations. Amortization of property and equipment recorded under capital leases is included in depreciation expense. Interest expense incurred in connection with the construction of hospitals is capitalized as part of the cost of the building until the facility is operational, at which time depreciation begins using the straight-line method over the estimated useful life of the building. During the years ended September 30, 2004 and 2003 the Company capitalized interest of $0.6 million and $1.2 million, respectively. The Company did not capitalize any interest during the year ended September 30, 2005.

Goodwill and Intangible Assets — Goodwill represents acquisition costs in excess of the fair value of net tangible and intangible assets of businesses purchased. Other intangible assets primarily consist of the value of management contracts. With the exception of goodwill, intangible assets are being amortized over periods ranging from 8 to 27 years. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets (SFAS No. 142), the Company evaluates goodwill annually on September 30 for impairment, or earlier if indicators of potential impairment exist. The determination of whether or not goodwill has become impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the value of the Company’s reporting units. Changes in the Company’s strategy and or market conditions could significantly impact these judgments and require adjustments to recorded amounts of intangible assets.

Other Assets — Other assets primarily consist of loan acquisition costs and prepaid rent under a long-term operating lease for land at one of the Company’s hospitals. The loan acquisition costs are being amortized using the straight-line method over the life of the related debt, which approximates the effective interest method. The Company recognizes the amortization of the loan acquisition costs as a component of interest expense. The prepaid rent is being amortized using the straight-line method over the lease term, which extends through December 11, 2065. The Company recognizes the amortization of prepaid rent as a component of rent expense. For the years ended September 30, 2005, 2004 and 2003, amortization expense related to other assets was $1.6 million, $1.7 million and $1.4 million, respectively.

Long-Lived Assets — Long-lived assets, other than goodwill, are evaluated for impairment when events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of these assets and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows as an estimate of fair value. The determination of whether or not long-lived assets have become impaired involves a significant level of judgment in the assumptions underlying the approach used to determine the estimated future cash flows expected to result from the use of those assets. Changes in the Company’s strategy, assumptions and/or market conditions could significantly impact these judgments and require adjustments to recorded amounts of long-lived assets.

During the year ended September 30, 2005, the Company recorded a $2.7 million impairment charge, which was comprised of $1.7 million relating to license fees associated with the use of certain accounting software and $1.0 million relating to a management contract. The accounting software is currently installed in two hospitals and was intended to be installed in the remaining hospitals; however, due to a lack of additional benefits provided by the system and additional installation costs required, it was determined that the system would not be installed in any additional hospitals. Therefore, the impairment charge reflects the unused license fees associated with this system. The remaining $1.0 million impairment charge relates to the excess carrying value over the fair value of a management contract due to lack of volumes and other economic factors at one managed diagnostic venture.

During the year ended September 30, 2005, the operating performance of one of the Company’s facilities, Louisiana Heart Hospital, was significantly below prior year results and below expectations. As a result, various strategic initiatives were undertaken to help improve operations and strengthen the hospital’s financial position; however, in September 2005, Hurricane Katrina hit the Gulf Coast region and the area around Louisiana Heart Hospital was significantly impacted. While the facility only sustained minor structural damage, the long term operational impact of the storm can not be determined. While the strategic initiatives have been delayed or postponed, population shifts and other factors in the surrounding region, including New Orleans, could have either a positive or negative impact on the future operations. As such, while no impairment charge was recorded during the year ended September 30, 2005, a future write-off may be necessary if, as business circumstances become clearer, it becomes evident that the carrying amount of the hospital’s assets are not fully recoverable.

During the year ended September 30, 2004, the Company recorded a $7.2 million impairment charge relating to certain capitalized software costs associated with the purchase of an enterprise wide healthcare information system, which had been installed in two of the Company’s hospitals. Due to a number of functionality and integration issues experienced with this system, the Company determined that the system was not performing to its original specifications and was replaced at the two hospitals where it had been installed and would not be installed in any additional hospitals.

Other Long-Term Obligations — Other long-term obligations consist of the Company’s liabilities for its interest rate swap derivatives, which are recognized at their fair market value as of the balance sheet date and the Company’s noncurrent obligation under certain deferred compensation arrangements.

Market Risk Policy — The Company’s policy for managing risk related to its exposure to variability in interest rates, commodity prices, and other relevant market rates and prices includes consideration of entering into derivative instruments (freestanding derivatives), or contracts or instruments containing features or terms that behave in a manner similar to derivative instruments (embedded derivatives) in order to mitigate its risks. In addition, the Company may be required to hedge some or all of its market risk exposure, especially to interest rates, by creditors who provide debt funding to the Company. The Company recognizes all derivatives as either assets or liabilities in the balance sheet and measures those instruments at fair value in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Derivative Instruments and Hedging Activities (an amendment of SFAS Statement No. 133), and as amended by SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities.

Revenue Recognition — Amounts the Company receives for treatment of patients covered by governmental programs such as Medicare and Medicaid and other third-party payors such as commercial insurers, health

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

maintenance organizations and preferred provider organizations are generally less than established billing rates. Payment arrangements with third-party payors may include prospectively determined rates per discharge or per visit, a discount from established charges, per diem payments, reimbursed costs (subject to limits) and/or other similar contractual arrangements. As a result, net revenue for services rendered to patients is reported at the estimated net realizable amounts as services are rendered. The Company accounts for the difference between the estimated realizable rates under the reimbursement program and the standard billing rates as contractual adjustments.

The majority of the Company’s contractual adjustments are system-generated at the time of billing based on either government fee schedules or fee schedules contained in managed care agreements with various insurance plans. Portions of the Company’s contractual adjustments are performed manually and these adjustments primarily relate to patients that have insurance plans with whom the Company does not have contracts containing discounted fee schedules, also referred to as non-contracted payors, patients that have secondary insurance plans following adjudication by the primary payor, uninsured self-pay patients and charity care patients. Estimates of contractual adjustments are made on a payor-specific basis and based on the best information available regarding the Company’s interpretation of the applicable laws, regulations and contract terms. While subsequent adjustments to the systematic contractual allowances can arise due to denials, short payments deemed immaterial for continued collection effort and a variety of other reasons, such amounts have not historically been significant.

The Company continually reviews the contractual estimation process to consider and incorporate updates to the laws and regulations and any changes in the contractual terms of its programs. Final settlements under some of these programs are subject to adjustment based audit by third parties, which can take several years to determine. From a procedural standpoint, the Company subsequently adjust those settlements as new information is obtained from audits or review by the fiscal intermediary, and, if the result of the of the fiscal intermediary audit or review impacts other unsettled and open costs reports, then the Company recognizes the impact of those adjustments. As such, the Company recognized adjustments that increased net revenue by $4.6 million, $4.1 million and $1.5 million in the years ended September 30, 2005, 2004 and 2003, respectively.

A significant portion of the Company’s net revenue is derived from federal and state governmental healthcare programs, including Medicare and Medicaid, which, combined, accounted for 53.0%, 51.9% and 51.3% of the Company’s net revenue during the years ended September 30, 2005, 2004 and 2003, respectively. Medicare payments for inpatient acute services and certain outpatient services are generally made pursuant to a prospective payment system. Under this system, hospitals are paid a prospectively-determined fixed amount for each hospital discharge based on the patient’s diagnosis. Specifically, each discharge is assigned to a diagnosis-related group (DRG). Based upon the patient’s condition and treatment during the relevant inpatient stay, each DRG is assigned a fixed payment rate that is prospectively set using national average costs per case for treating a patient for a particular diagnosis. The DRG rates are adjusted by an update factor each federal fiscal year, which begins on October 1. The update factor is determined, in part, by the projected increase in the cost of goods and services that are purchased by hospitals, referred to as the market basket index. DRG payments do not consider the actual costs incurred by a hospital in providing a particular inpatient service; however, DRG payments are adjusted by a predetermined adjustment factor assigned to the geographic area in which the hospital is located.

While hospitals generally do not receive direct payment in addition to a DRG payment, hospitals may qualify for additional capital-related cost reimbursement and outlier payments from Medicare under specific circumstances. Medicare payments for non-acute services, certain outpatient services medical equipment, and education costs are made based on a cost reimbursement methodology and are under transition to various methodologies involving prospectively determined rates. The Company is reimbursed for cost-reimbursable items at a tentative rate with final settlement determined after submission of annual cost reports by the Company and audits thereof by the Medicare fiscal intermediary. Medicaid payments for inpatient and outpatient services are made at prospectively determined amounts and cost based reimbursement, respectively.

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s managed diagnostic and therapeutic facilities and mobile cardiac catheterization laboratories operate under various contracts where management fee revenue is recognized under fixed-rate and percentage-of-income arrangements as services are rendered. In addition, certain diagnostic and therapeutic facilities and mobile cardiac catheterization laboratories recognize additional revenue under cost reimbursement and equipment lease arrangements. Net revenue from the Company’s owned diagnostic and therapeutic facilities and mobile cardiac catheterization laboratories is reported at the estimated net realizable amounts due from patients, third-party payors, and others as services are rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors.

Advertising — Advertising costs are expensed as incurred. During the years ended September 30, 2005, 2004 and 2003, the Company incurred approximately $5.5 million, $6.1 million and $6.4 million of advertising expenses, respectively.

Pre-opening Expenses — Pre-opening expenses consist of operating expenses incurred during the development of a new venture and prior to its opening for business. Such costs specifically relate to ventures under development and are expensed as incurred. The Company recognized pre-opening expenses of approximately $5.1 million and $7.4 million for the years ended September 30, 2004 and 2003, respectively. The Company did not incur any pre-opening expenses during the year ended September 30, 2005.

Income Taxes — Income taxes are computed on the pretax income (loss) based on current tax law. Deferred income taxes are recognized for the expected future tax consequences of differences between the tax bases of assets or liabilities and their carrying amounts in the consolidated financial statements. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefit or that future deductibility is uncertain.

Members’ and Partners’ Share of Hospital’s Net Income and Loss — Each of the Company’s consolidated hospitals is organized as a limited liability company or limited partnership, with one of the Company’s wholly-owned subsidiaries serving as the manager or general partner and holding from 51% to 72% of the ownership interest in the entity. In most cases, physician partners or members own the remaining ownership interests as members or limited partners. In some instances, the Company may organize a hospital with a community hospital investing as an additional partner or member. In those instances, the Company may hold a minority interest in the hospital with the community hospital and physician partners owning the remaining interests also as minority partners. In such instances, the hospital is generally accounted for under the equity method of accounting. Profits and losses of hospitals accounted for under either the consolidated or equity methods are generally allocated to its owners based on their respective ownership percentages. If the cumulative losses of a hospital exceed its initial capitalization and committed capital obligations of the partners or members, the Company is required, due to at risk capital position, by accounting principles generally accepted in the United States, to recognize a disproportionate share of the hospital’s losses that otherwise would be allocated to all of its owners on a pro rata basis. In such cases, the Company will recognize a disproportionate share of the hospital’s future profits to the extent the Company has previously recognized a disproportionate share of the hospital’s losses.

Stock-Based Compensation — The Company accounts for stock options in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, as permitted under Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. Under APB Opinion No. 25, compensation cost is determined based on the intrinsic value of the equity instrument award; accordingly no compensation cost is recognized for options granted with an exercise price equal to the fair value of the underlying shares at the grant date. No share-based employee compensation cost related to the issuance of stock options is reflected in net income for the years ended September 30, 2005, 2004 and 2003, as all options granted during those periods under the Company’s stock option plans had an exercise price equal to the market value of the underlying shares of common stock at the date of grant.

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In September 2005, the compensation committee of the board of directors approved a plan to accelerate the vesting of substantially all unvested stock options previously awarded to employees. The accelerated vesting of options was effective as of September 30, 2005 and was conditioned upon an optionee entering into a sale restriction agreement (the Restriction Agreement) which provides that if the optionee exercises a stock option prior to its originally scheduled vesting date while employed by the Company, the optionee will be prohibited from selling the shares of stock acquired upon exercise of the option until the date the option would have become vested had it not been accelerated. The Restriction Agreement also provides that if an optionee exercises an option prior to its originally scheduled vesting date and is no longer employed by the Company, the optionee will be prohibited from selling the stock acquired upon exercise of the option for the longer of three years from the option exercise date or the originally scheduled vesting date. As a result of the acceleration, during fiscal 2005 the Company recorded a charge of $1.5 million of compensation cost that represents the intrinsic value measured at the acceleration date for the estimated number of awards that, absent the acceleration, would have expired unexercisable.

The following tables illustrate the effect on reported net income (loss) and earnings (loss) per share as if the Company had applied the fair value method of accounting for employee stock plans as required by SFAS No. 123, including the pro-forma impact of the accelerated vesting of stock options in fiscal 2005.

	Year Ended September 30,
	2005	2004	2003

Net income (loss), as reported	$8,791	$(3,623)	$(60,306)
Add: Total stock-based employee compensation expense included in reported net income, net of tax related effects	859	—	—
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(10,963)	(1,782)	(1,424)

Pro forma net loss	$(1,313)	$(5,405)	$(61,730)

Earnings (loss) per share, basic:
As reported	$0.48	$(0.20)	$(3.35)
Pro forma	$(0.07)	$(0.30)	$(3.43)
Earnings (loss) per share, diluted:
As reported	$0.45	$(0.20)	$(3.35)
Pro forma	$(0.07)	$(0.30)	$(3.43)

As required under SFAS No. 123 and SFAS No. 148, Accounting for Stock Based Compensation, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following range of assumptions used for the option grants which occurred during 2005, 2004 and 2003:

	Year Ended September 30,
	2005	2004	2003

Expected life	8 years	8 years	8 years
Risk-free interest rate	3.86-4.15%	3.40-4.25%	2.87-4.21%
Expected volatility	47%	50%	52%

The weighted average fair value of options granted during the years ended September 30, 2005, 2004 and 2003 with an exercise price equal to the fair value of the Company’s stock at the date of grant was $23.90, $11.10 and $9.78, respectively. There were no options granted during the year ended September 30, 2005 with an exercise price greater than the fair value of the Company’s stock at the date of grant.

New Accounting Pronouncements — In December 2004, the Financial Accounting Standard Board (FASB) issued Statement 123R, Share-Based Payment, to be effective for interim or annual periods beginning after June 15,

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2005. SFAS No. 123R was further revised in April 2005 to be effective for annual periods beginning after June 15, 2005. Accordingly, SFAS No. 123R will become effective during the quarter ended December 31, 2005, the first quarter of fiscal 2006 for the Company. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options and purchases under employee stock purchase plans, to be recognized as an operating expense in the statement of operations. The expense is recognized over the requisite service period based on fair values measured on grant dates and the new standard may be adopted using either the modified prospective transition method or the modified retrospective transition method. As the vesting on substantially all of the employee stock options was accelerated on September 30, 2005, the Company does not expect the adoption of SFAS No. 123R will have a significant impact on its consolidated financial position and results of operations.

On June 29, 2005, the FASB ratified the Emerging Issues Task Force’s final consensus on Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights. Issue 04-5 provides a framework for determining whether a general partner controls, and should consolidate, a limited partnership or a similar entity. The Issue 04-5 framework is based on the principal that a general partner in a limited partnership is presumed to control the limited partnership, regardless of the extent of its ownership interest, unless the limited partners have substantive kick-out rights or substantive participating rights. However, the consensus does not apply to entities that are variable interest entities, as defined under FIN No. 46R, and various other situations. Issue No. 04-5 is effective after June 29, 2005 for all newly formed limited partnerships and for any pre-existing limited partnerships that modify their partnership agreements after that date. In addition, general partners of all other limited partnerships should apply the consensus no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of Issue No. 04-5 will have a significant impact on its consolidated financial position and results of operations.

On November 10, 2005, the FASB issued Interpretation No. 45-3, Application of FASB Interpretation No. 45 to Minimum Revenue Guarantees Granted to a Business or Its Owners (FIN No. 45-3). FIN No. 45-3 amends FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, to expand the scope to include guarantees granted to a business, such as a physician’s practice, or its owner(s), that the revenue of the business for a specified period will be at least a specified amount. Under FIN 45-3, the accounting requirements of FIN 45 are effective for any new revenue guarantees issued or modified on or after January 1, 2006 and the disclosure of all revenue guarantees, regardless of whether they were recognized under FIN 45, is required for all interim and annual periods beginning after January 1, 2006. The Company is currently assessing what impact FIN 45-3 will have on its consolidated financial position and results of operations.

3.	Discontinued Operations

On November 5, 2004, the Company and local Milwaukee physicians, who jointly owned The Heart Hospital of Milwaukee (HHM), entered into an agreement with Columbia St. Mary’s, a Milwaukee-area hospital group, to close HHM and sell certain assets primarily comprised of real property and equipment to Columbia St. Mary’s for $42.5 million. The sale was completed on December 1, 2004.

In connection with the agreement to sell the assets of HHM, the Company closed the facility prior to the completion of the sale. As a part of the closure, the Company incurred termination benefits and contract termination costs of approximately $2.2 million. In addition, the Company wrote-off approximately $1.4 million related to the net book value of certain assets abandoned as a part of the closure of the facility.

Transaction proceeds were used by HHM to pay intercompany secured debt, which totaled approximately $37.0 million on the date of the closing, as well as transaction costs and hospital operating expenses of approximately $2.0 million. The remaining proceeds from the divestiture, combined with proceeds from the liquidation of the assets not sold to Columbia St. Mary’s were used to satisfy certain liabilities of HHM and return a portion of the original capital contribution to the investors.

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On August 31, 2006, the Company completed the divestiture of its interest in Tucson Heart Hospital to Carondelet Health Network. Pursuant to terms of the transaction, Carondelet Health Network acquired MedCath’s 59% ownership interest in Tucson Heart Hospital and the hospital repaid all secured debt owed to MedCath. Total proceeds received by MedCath were $40.7 million. The consolidated financial statements for all periods presented have been restated to give effect to Tucson Heart Hospital as a discontinued operation.

The results of operations of The Heart Hospital of Milwaukee and Tucson Heart Hospital are as follows:

	Year Ended September 30,
	2005	2004	2003

Net revenue	$60,950	$74,613	$47,346
Restructuring and write-off charges	(3,635)	—	—
Operating expenses	(58,831)	(75,885)	(46,204)

Income (loss) from operations	(1,516)	(1,272)	1,142
Gain (loss) on sale of assets	9,080	(4)	(109)
Other expenses	(693)	(2,791)	(1,414)

Income (loss) before income taxes	6,871	(4,067)	(381)
Income tax benefit (expense)	(4,456)	1,911	(1)

Net income (loss)	$2,415	$(2,156)	$(382)

The principal balance sheet items of The Heart Hospital of Milwaukee and Tucson Heart Hospital, including allocated goodwill and excluding intercompany debt, are as follows:

	September 30,	September 30,
	2005	2004

Cash and cash equivalents	$782	$2,917
Accounts receivable, net	9,262	10,450
Other current assets	1,501	2,612

Current assets	$11,545	$15,979

Property and equipment, net	$19,985	$49,712
Goodwill	4,560	9,460
Other intangible assets, net	547	546
Other assets	—	24

Noncurrent assets	$25,092	$59,742

Accounts payable	$3,988	$4,634
Accrued liabilities	2,851	3,966
Current portion of obligations under capital leases	296	509

Current liabilities	$7,135	$9,109

Obligations under capital leases	$253	$549
Other long-term obligations	—	5,711

Long-term liabilities	$253	$6,260

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Adoption of FASB Interpretation No. 46

In December 2003, the FASB released FIN No. 46-R, which provides a new consolidation method of accounting. FIN No. 46-R established the effective dates for public entities to apply FIN No. 46 and FIN No. 46-R based on the nature of the variable interest entity and the date upon which the public company became involved with the variable interest entity. The Company adopted and applied the provisions of FIN No. 46 and FIN No. 46-R effective March 31, 2004. The Company was not required to apply either FIN No. 46 or FIN No. 46-R prior to March 31, 2004 as the Company was not involved with variable interest entities created after January 31, 2003 or any variable interest entities created before February 1, 2003 that were special purpose entities, which required early application. Upon application of FIN No. 46-R, the Company determined that one of its majority-owned subsidiaries was the primary beneficiary of a managed entity in the Diagnostics Division, and accordingly began consolidating this managed entity effective March 31, 2004. The Company does not hold any equity ownership interest in the managed entity, either directly or through its majority-owned subsidiary, but rather has a management relationship with the entity. The managed entity owns a diagnostic and therapeutic facility, which is located at a community hospital, and operates that facility under a services agreement with the hospital. The managed entity receives service fees from the hospital as well as revenue from patients and third-party payors for procedures performed in the facility. The Company’s majority-owned subsidiary manages the diagnostic and therapeutic facility in exchange for management fees equal to 100% of the managed entity’s net operating results. As summarized below, the consolidation of this managed entity did not result in a cumulative effect of an accounting change as the managed entity has no equity balance and no cumulative earnings. The managed entity operates at breakeven due to the 100% management fee structure with the Company’s majority-owned subsidiary.

The Company recognized the following assets and liabilities, net of intercompany eliminations, in its consolidated balance sheet as of March 31, 2004, the effective date of consolidating this managed entity:

Accounts receivable, net	$224
Prepaid expenses and other current assets	18
Property and equipment, net	808

Total assets	1,050
Accounts payable and other accrued liabilities	254
Current portion of long-term debt	205
Long-term debt	591

Total liabilities	1,050

Cumulative effect of an accounting change	$—

The managed entity’s long-term debt represents unsecured notes payable relating to the financing of leasehold improvements at the diagnostic and therapeutic facility. These notes payable accrue interest at a fixed rate of 8.00%, with payments of principal and interest due quarterly, and mature September 2007. The managed entity’s creditors, including the note holders, do not have recourse to the general credit of the Company or its majority-owned subsidiary.

The Company’s consolidation of the managed entity’s results of operations began April 1, 2004 and resulted in an increase in the Company’s net revenue of $0.1 million and an increase in the Company’s operating expenses of $0.1 million, for the six months ended September 30, 2004, but did not have any impact on net income as the managed entity operates at breakeven as a result of the management fee structure, as previously discussed.

The Company also has a significant variable interest in its one unconsolidated affiliate hospital, Avera Heart Hospital of South Dakota, but has determined that it is not the primary beneficiary under FIN No. 46-R and accordingly has continued to account for its investment in this hospital using the equity method of accounting. The Company has variable interests in several other entities in its Diagnostics Division as well as at one of its majority-

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

owned hospitals which the Company has continued to evaluate on an ongoing basis. However, at September 30, 2005, none of these variable interests were determined to be significant under FIN No. 46-R.

5.	Goodwill and Other Intangibles

In September 2003, the Company performed a goodwill impairment test. This testing date was consistent with both its designated annual testing date under SFAS No. 142 and a new triggering event, which was a change in management’s outlook on future operations resulting from the completion of the fiscal 2004 financial budget process during the fourth quarter of its fiscal year. The Company engaged a third-party valuation firm to assist in performing the goodwill impairment test. Management concluded that the independent valuation indicated that the calculated fair value of the Company’s reporting units did not exceed their carrying value, thus impairment existed. Accordingly, the Company completed a hypothetical purchase price analysis to determine the amount of the goodwill impairment required under SFAS No. 142. The Company also utilized the assistance of the third-party valuation firm to calculate the fair value of certain tangible and identifiable intangible assets. As a result of the analyses, the Company recorded a goodwill impairment loss of $58.9 million at September 30, 2003, which consisted of $43.5 million and $15.4 million relating to the hospital division and diagnostics division reporting units, respectively. The results of the testing performed in September 2005 and 2004 indicated that no additional impairment was required in fiscal 2005 and 2004, respectively.

As of September 30, 2005 and 2004, the Company’s other intangible assets, net, included the following:

	September 30, 2005		September 30, 2004
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Management contracts	$19,084	$(11,406)	$20,598	$(10,845)
Other	480	(67)	480	(34)

Total	$19,564	$(11,473)	$21,078	$(10,879)

Amortization expense recognized for the management contracts and other intangible assets totaled $1.2 million for each of the years ended September 30, 2005 and 2004 and $1.4 million for the year ended September 30, 2003.

The estimated aggregate amortization expense for each of the five fiscal years succeeding the Company’s most recent fiscal year ended September 30, 2005 is as follows:

Estimated Expense
Fiscal Year	Amortization

2006	$977
2007	602
2008	477
2009	477
2010	477

6.	Business Combinations and Hospital Development

New Hospital Development — On March 2, 2004, the Company opened Heart Hospital of Lafayette in Lafayette, Louisiana, which focuses primarily on cardiovascular care. On March 26, 2004, Heart Hospital of Lafayette received its accreditation from the Joint Commission on Accreditation of Healthcare Organizations (JCAHO), which permits the hospital to bill for services. Heart Hospital of Lafayette is accounted for as a consolidated subsidiary since the Company, through its wholly-owned subsidiaries, owns approximately 51.0% interest in the venture, with physician investors owning the remaining 49.0%, and the Company exercises substantive control over the hospital.

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On January 13, 2004, the Company opened Texsan Heart Hospital in San Antonio, Texas, which focuses primarily on cardiovascular care. On January 22, 2004, Texsan Heart Hospital received its accreditation from JCAHO, which permits the hospital to bill for services. Texsan Heart Hospital is accounted for as a consolidated subsidiary since the Company, through its wholly-owned subsidiaries, owns approximately 51.0% interest in the venture, with physician investors owning the remaining 49.0% and the Company exercises substantive control over the hospital.

On February 28, 2003, the Company opened Louisiana Heart Hospital in St. Tammany Parish, just north of New Orleans, Louisiana. This hospital focuses primarily on cardiovascular care. On March 27, 2003, Louisiana Heart Hospital received its Medicare certification. Louisiana Heart Hospital is accounted for as a consolidated subsidiary because the Company, through its wholly-owned subsidiaries, owns approximately 51.1% interest in the venture, with physician investors owning the remaining 48.9%, and the Company exercises substantive control over the hospital.

Acquisitions Completed During Fiscal Year 2003 — Effective April 1, 2003, the Company acquired an additional 3% ownership interest in Heart Hospital of New Mexico from its hospital investor partner for $0.8 million. As a result of this transaction, the hospital investor partner no longer holds any ownership interest in Heart Hospital of New Mexico, and the Company’s ownership interest increased from 69.0% to 72.0%, with the physician investors owning the remaining 28.0%.

Closure of Hospital and Sale of Related Assets — As further discussed in Note 3, the Company closed and sold certain assets of The Heart Hospital of Milwaukee on December 1, 2004.

Sale of Equity Interest in Hospital — As further discussed in Note 3, the Company sold its equity interest in Tucson Heart Hospital on August 31, 2006.

Diagnostic and Therapeutic Facilities Development — During fiscal 2005, the Company entered into a development agreement and service line management agreement with a third party hospital in Montana. Under these agreements, the Company receives fees related to the management of the hospital’s cardiovascular service line. In addition, assuming certain financial thresholds are met at a future date, the Company will contribute up to $12.0 million to acquire a portion of a joint venture, which will continue to manage the service line as well as a construct a new heart institute.

Also throughout fiscal 2005, the Company opened four different medical and sleep centers throughout the United States. The Company owns 51% to 100% of these centers.

During fiscal 2004, the Company entered into a mobile catheterization lab management agreement with a health care system located in Winston-Salem, North Carolina; opened a new nuclear testing facility in Woodbridge, Virginia; and opened two new nuclear testing facilities located within physicians’ offices in Newburyport and Haverhill, Massachusetts.

During fiscal 2003, the Company opened new nuclear testing facilities in Falls Church, Virginia and Philadelphia, Pennsylvania.

Closure of Diagnostic and Therapeutic Facilities — During November 2003, the Company and Gaston Memorial Hospital dissolved and terminated the agreement related to Gaston Cardiology Services, LLC.

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Accounts receivable

Accounts receivable, net, consists of the following:

	September 30,
	2005	2004

Receivables, principally from patients and third-party payors	$97,448	$91,008
Receivables, principally from billings to hospitals for various cardiovascular procedures	4,358	3,990
Amounts due under management contracts	3,766	2,698
Other	3,061	2,048

	108,633	99,744
Less allowance for doubtful accounts	(22,495)	(16,547)

Accounts receivable, net	$86,138	$83,197

Activity for the allowance for doubtful accounts was as follows:

	Year Ended September 30,
	2005	2004	2003

Balance, beginning of year	$16,547	$12,180	$7,030
Bad debt expense	50,403	40,747	24,545
Write-off, net of recoveries	(44,455)	(36,380)	(19,395)

Balance, end of year	$22,495	$16,547	$12,180

8.	Property and Equipment

Property and equipment, net, consists of the following:

	September 30,
	2005	2004

Land	$26,894	$27,225
Buildings	275,022	273,621
Equipment	285,037	279,248
Construction in progress	2,272	2,658

Total, at cost	589,225	582,752
Less accumulated depreciation	(220,443)	(193,100)

Property and equipment, net	$368,782	$389,652

Substantially all of the Company’s property and equipment is either pledged as collateral for various long-term obligations or assigned to lenders under the senior secured credit facility as intercompany collateral liens.

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Investments in affiliates

Investments in unconsolidated affiliates accounted for under the equity method consist of the following:

	Year Ended
	September 30,
	2005	2004

Avera Heart Hospital of South Dakota	5,641	5,054
Other	1,028	975

	$6,669	$6,029

At September 30, 2005, accumulated deficit includes $4.3 million related to undistributed earnings of Avera Heart Hospital of South Dakota and distributions received from this affiliate were $2.7 million in both fiscal 2005 and 2004. There were no distributions in fiscal 2003.

10.	Long-term Debt

Long-term debt consists of the following:

	September 30,
	2005	2004

Senior notes	$150,000	$150,000
Senior secured credit facility	98,750	99,750
Real estate investment trust (REIT) loans	56,948	57,899
Notes payable to various lenders	43,196	45,628

	348,894	353,277
Less current portion	(52,503)	(7,271)

Long-term debt	$296,391	$346,006

Senior Notes — During fiscal 2004, the Company’s wholly-owned subsidiary, MedCath Holdings Corp. (the Issuer), completed an offering of $150.0 million in aggregate principal amount of 9 7/8% senior notes (the Senior Notes). The proceeds, net of fees, of $145.5 million were used to repay a significant portion of the Company’s then outstanding debt and capital lease obligations. The Senior Notes, which mature on July 15, 2012, pay interest semi-annually, in arrears, on January 15 and July 15 of each year. The Senior Notes are redeemable, in whole or in part, at any time on or after July 15, 2008 at a designated redemption amount, plus accrued and unpaid interest and liquidated damages, if any, to the applicable redemption date. The Company may redeem up to 35% of the aggregate principal amount of the Senior Notes on or before July 15, 2007 with the net cash proceeds from certain equity offerings. In event of a change in control in the Company or the Issuer, the Company must offer to purchase the Senior Notes at a purchase price of 101% of the aggregate principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption.

The Senior Notes are general unsecured unsubordinated obligations of the Issuer and are fully and unconditionally guaranteed, jointly and severally, by MedCath Corporation (the Parent) and all 95% or greater owned existing and future domestic subsidiaries of the Issuer (the Guarantors). The guarantees are general unsecured unsubordinated obligations of the Guarantors.

The Senior Notes include covenants that restrict, among other things, the Company’s and its subsidiaries’ ability to make restricted payments, declare or pay dividends, incur additional indebtedness or issue preferred stock, incur liens, merge, consolidate or sell all or substantially all of the assets, engage in certain transactions with affiliates, enter into various transactions with affiliates, enter into sale and leaseback transactions or engage in any business other than a related business.

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Senior Secured Credit Facility — Concurrent with the offering of the Senior Notes, the Issuer entered into a $200.0 million senior secured credit facility (the Senior Secured Credit Facility) with a syndicate of banks and other institutional lenders. The Senior Secured Credit Facility provides for a seven-year term loan facility (the Term Loan) in the amount of $100.0 million and a five-year senior secured revolving credit facility (Revolving Facility) in the amount of $100.0 million, which includes a $25.0 million sub-limit for the issuance of stand-by and commercial letters of credit and a $10.0 million sub-limit for swing-line loans. There were no borrowings under the Revolving Facility at September 30, 2005; however, the Company has letters of credit outstanding of $1.6 million, which reduces availability under the Revolving Facility to $98.4 million.

Borrowings under the Senior Secured Credit Facility, excluding swing-line loans, bear interest per annum at a rate equal to the sum of LIBOR plus the applicable margin or the alternate base rate plus the applicable margin. The applicable margin is different for the Revolving Facility and the Term Loan and varies for the Revolving Facility depending on the Company’s financial performance. Swing-line borrowings under the Revolving Facility bear interest at the alternate base rate which is defined as the greater of the Bank of America, N.A. prime rate or the federal funds rate plus 0.5%. The Issuer is required to pay quarterly, in arrears, 0.5% per annum commitment fee equal to the unused commitments under the Senior Secured Credit Facility. The Issuer is also required to pay quarterly, in arrears, a fee on the stated amount of each issued and outstanding letter of credit ranging from 200 to 300 basis points depending upon the Company’s financial performance.

The Issuer is required to make mandatory prepayments of principal in specified amounts upon the occurrence of excess cash flows and other certain events, as defined by the Senior Secured Credit Facility, and is permitted to make voluntary prepayments of principal under the Senior Secured Credit Facility. The Term Loan is subject to amortization of principal in quarterly installments of $250,000 for each of the first five years, with the remaining balance payable in the final two years.

The Senior Secured Credit Facility is guaranteed, jointly and severally, by the Parent and all 95% or greater owned existing and future direct and indirect domestic subsidiaries of the Issuer and is secured by a first priority perfected security interest in all of the capital stock or other ownership interests owned by the Issuer in each of its subsidiaries, all other present and future assets and properties of the Parent, the Issuer and the subsidiary guarantors and all the intercompany notes.

The Senior Secured Credit Facility requires compliance with certain financial covenants including a senior secured leverage ratio test, a fixed charge coverage ratio test, a tangible net worth test and a total leverage ratio test. The Senior Secured Credit Facility also contains customary restrictions on, among other things, the Company’s ability and its subsidiaries’ ability to incur liens; engage in mergers, consolidations and sales of assets; incur debt; declare dividends, redeem stock and repurchase, redeem and/or repay other debt; make loans, advances and investments and acquisitions; make capital expenditures; and transactions with affiliates.

Real Estate Investment Trust (REIT) Loans — As of September 30, 2005, the Company’s REIT Loan balance includes the outstanding indebtedness of two hospitals. The interest rates on the outstanding REIT Loans were based on a rate index tied to U.S. Treasury Notes plus a margin, that is determined on the completion date of the hospital, and subsequently increases per year by 20 basis points. The principal and interest on the REIT Loans are payable monthly over seven-year terms from the completion date of each hospital using extended period amortization schedules and include balloon payments at the end of each respective term. One loan is subject to extension for an additional seven years at the option of the Company. The other REIT loan is due in full in January 2006 and therefore, the outstanding balance is included in current portion of long-term debt and obligations under capital leases as of September 30, 2005. Borrowings under the REIT Loans are collateralized by a pledge of the Company’s interest in the related hospitals’ property, equipment and certain other assets.

As of September 30, 2005, in accordance with the related hospital operating agreements and as required by the lenders, the Company guaranteed 100% of the obligations of its subsidiary hospitals for the bank mortgage loans made under the REIT loans. The Company receives a fee from the minority partners in the subsidiary hospitals as

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

consideration for providing guarantees in excess of the Company’s ownership percentage in the subsidiary hospitals. The guarantees expire concurrent with the terms of the related real estate loans and would require the Company to perform under the guarantee in the event of the subsidiary hospitals failing to perform under the related loans. The total amount of this real estate debt is secured by the subsidiary hospitals’ underlying real estate, which was financed with the proceeds from the debt. The average interest rate as of September 30, 2005 and 2004 on the REIT Loans were 10.41% and 10.29%, respectively. Because the Company consolidates the subsidiary hospitals’ results of operations and financial position, both the assets and the accompanying liabilities are included in the assets and long-term debt on the Company’s consolidated balance sheets.

Notes Payable to Various Lenders — The Company acquired substantially all of the medical and other equipment for its hospitals and certain diagnostic and therapeutic facilities and mobile cardiac catheterization laboratories under installment notes payable to equipment lenders collateralized by the related equipment. In addition, two facilities in the Diagnostics Division financed leasehold improvements through notes payable collateralized by the leasehold improvements. Amounts borrowed under these notes are payable in monthly installments of principal and interest over 4 to 7 year terms. Interest is at fixed and variable rates ranging from 6.47% to 8.00%. The Company has guaranteed certain of its subsidiary hospitals’ equipment loans. The Company receives a fee from the minority partners in the subsidiary hospitals as consideration for providing guarantees in excess of the Company’s ownership percentage in the subsidiary hospitals. These guarantees expire concurrent with the terms of the related equipment loans and would require the Company to perform under the guarantee in the event of the subsidiaries’ failure to perform under the related loan. At September 30, 2005, the total amount of notes payable was approximately $43.2 million, of which $39.3 million was guaranteed by the Company. Because the Company consolidates the subsidiary hospitals’ results of operations and financial position, both the assets and the accompanying liabilities are included in the assets and long-term debt on the Company’s consolidated balance sheets. These notes payable contain various covenants and restrictions including the maintenance of specific financial ratios and amounts and payment of dividends.

Debt Covenants — At September 30, 2005, the Company was in violation of a financial covenant under an equipment loan to Heart Hospital of Lafayette and anticipates continuing to be in violation of this covenant in future periods. Accordingly, the total outstanding balance of this loan of $11.6 million has been included in current portion of long-term debt and obligations under capital leases as of September 30, 2005. As of September 30, 2005, the Company was working with the lender to amend the financial covenant. The Company was also in violation of a financial covenant under an equipment loan to Louisiana Heart Hospital. The equipment lender has granted a waiver for the covenant at September 30, 2005. The Company was in compliance with all other covenants in the instruments governing its outstanding debt at September 30, 2005.

Guarantees of Unconsolidated Affiliate’s Debt — The Company has guaranteed approximately 50% of the real estate and 30% of the equipment debt of the one affiliate hospital in which the Company has a minority ownership interest and therefore does not consolidate the hospital’s results of operations and financial position. The Company provides these guarantees in exchange for a fee from that affiliate hospital. At September 30, 2005, the affiliate hospital was in compliance with all covenants in the instruments governing its debt. The total amount of the affiliate hospital’s real estate and equipment debt was approximately $25.2 million and $5.5 million at September 30, 2005. Accordingly, the real estate debt and the equipment debt guaranteed by the Company was approximately $12.6 million and $1.7 million, respectively, at September 30, 2005. These guarantees expire concurrent with the terms of the related real estate and equipment loans and would require the Company to perform under the guarantee in the event of the affiliate hospital’s failure to perform under the related loan. The total amount of this affiliate hospital’s debt is secured by the hospital’s underlying real estate and equipment, which were financed with the proceeds from the debt. Because the Company does not consolidate the affiliate hospital’s results of operations and financial position, neither the assets nor the accompanying liabilities are included in the value of the assets and liabilities on the Company’s balance sheets.

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest Rate Swaps — As required by their existing bank mortgage loans at the time, three of the Company’s consolidated hospitals entered into fixed interest rate swaps during fiscal 2001. These fixed interest rate swaps effectively fixed the interest rate on the hedge portion of the related debt at 4.92% plus an applicable margin for two of the hospitals and at 4.60% plus an applicable margin for the other hospital. These interest rate swaps were accounted for as cash flow hedges prior to the repayment of the outstanding balances of the bank mortgage debt for these three hospitals as part of the financing transaction in fiscal 2004. The Company did not terminate the interest rate swaps as part of the financing transaction, which resulted in the recognition of a loss of approximately $0.6 million during the fourth quarter of fiscal 2004. The fixed interest rate swaps have not been utilized as a hedge of variable rate debt obligations since the financing transaction, and accordingly, changes in the valuation of the interest rate swaps have been recorded directly to earnings as component of interest expense. The fair value of the interest rate swaps at September 30, 2005 was an obligation of $0.1 million resulting in an unrealized gain of $1.0 million during the fiscal year ended September 30, 2005.

Future Maturities — Future maturities of long-term debt at September 30, 2005 are as follows:

Debt
Fiscal Year	Maturity

2006	$52,503
2007	28,478
2008	7,425
2009	19,351
2010	52,046
Thereafter	189,091

$348,894

11.	Obligations Under Capital Leases

The Company currently leases several diagnostic and therapeutic facilities, mobile catheterization laboratories, office space, computer software and hardware, equipment and certain vehicles under noncancellable capital leases expiring through fiscal year 2010. Some of these leases contain provisions for annual rental adjustments based on increases in the consumer price index, renewal options, and options to purchase during the lease terms. Amortization of the capitalized amounts is included in depreciation expense. Total assets under capital leases (net of accumulated depreciation of approximately $6.0 million and $7.2 million, respectively) at September 30, 2005 and 2004, were approximately $6.0 million and $10.4 million, respectively, and are included in property and equipment. Lease payments during the years ended September 30, 2005, 2004, and 2003 were $2.9 million, $4.0 million and $3.9 million respectively, and include interest of approximately $0.8 million, $0.9 million, and $1.1 million, respectively.

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future minimum lease payments at September 30, 2005 are as follows:

Minimum
Fiscal Year	Lease Payment

2006	$2,731
2007	1,780
2008	963
2009	499
2010	50

Total future minimum lease payments	6,023
Less a mounts representing interest	(631)

Present value of net minimum lease payments	5,392
Less current portion	(2,382)

$3,010

12.	Liability Insurance Coverage

From June 2002 through June 2003, the Company was partially self-insured for medical malpractice claims under a claims-made policy providing coverage for claim amounts in excess of $2.0 million of retained liability per claim. Effective June 2003, the Company entered into a new one-year claims-made policy providing coverage for claim amounts in excess of $3.0 million of retained liability per claim, subject to an additional amount of retained liability of $2.0 million per claim and $4.0 million in the aggregate for claims reported during the policy year at one of its hospitals. In June 2004, the Company entered into a new one-year claims-made policy providing coverage at the same amounts as were in effect during the 2003-2004 policy year. In June 2005, the Company entered into a one-year claims-made policy providing coverage for medical malpractice claim amounts in excess of $3.0 million of retained liability per claim. At this time, the Company also purchased additional insurance to reduce the retained liability per claim to $250,000 for the Diagnostics Division.

Because of the Company’s self-insured retention levels, the Company is required to recognize an estimated expense and liability for the amount of our retained liability applicable to each malpractice claim. As of September 30, 2005 and September 30, 2004, the total estimated liability for the Company’s self-insured retention on medical malpractice claims, including an estimated amount for incurred but not reported claims, was approximately $5.4 million and $4.6 million, respectively, which is included in current liabilities in the consolidated balance sheet. The Company maintains this reserve based on actuarial estimates prepared by an independent third party, who bases the estimates on the Company’s historical experience with claims and assumptions about future events. Due to the considerable variability that is inherent in such estimates, including such factors as changes in medical costs and changes in actual experience, there is a reasonable possibility that the recorded estimates will change by a material amount in the near term. Also, there can be no assurance that the ultimate liability will not exceed the Company’s estimates.

13.	Commitments and Contingencies

Operating Leases — The Company currently leases several cardiac diagnostic and therapeutic facilities, mobile catheterization laboratories, office space, computer software and hardware equipment, and certain vehicles under noncancelable operating leases expiring through fiscal year 2064. Total rent expense under noncancelable rental commitments was approximately $2.9 million, $3.7 million and $3.9 million for the years ended September 30, 2005, 2004 and 2003, respectively.

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The approximate future minimum rental commitments under noncancelable operating leases as of September 30, 2005 are as follows:

Rental
Fiscal Year	Commitment

2006	$2,770
2007	2,461
2008	2,130
2009	1,644
2010	1,097
Thereafter	4,905

$15,007

Compliance — Laws and regulations governing the Medicare and Medicaid programs are complex, subject to interpretation and may be modified. The Company believes that it is in compliance with such laws and regulations and it is not aware of any investigations involving allegations of potential wrongdoing. However, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including substantial fines and criminal penalties, as well as repayment of previously billed and collected revenue from patient services and exclusion from the Medicare and Medicaid programs.

Litigation — The Company is involved in various claims and legal actions in the ordinary course of business, including malpractice claims arising from services provided to patients that have been asserted by various claimants and additional claims that may be asserted for known incidents through September 30, 2005. These claims and legal actions are in various stages, and some may ultimately be brought to trial. Moreover, additional claims arising from services provided to patients in the past and other legal actions may be asserted in the future. The Company is protecting its interests in all such claims and actions.

Management does not believe, based on the Company’s experience with past litigation and taking into account the applicable liability insurance coverage and the expectations of counsel with respect to the amount of potential liability, the outcome of any such claims and litigation, individually or in the aggregate, will have a materially adverse effect on the Company’s financial position or results of operations.

14.	Income Taxes

The components of income tax expense (benefit) are as follows:

	Year Ended September 30,
	2005	2004	2003

Current tax (benefit) expense:
Federal	$496	$(43)	$283
State	1,381	795	563

Total current tax expense	1,877	752	846
Deferred tax (benefit) expense:
Federal	3,479	(1,788)	(236)
State	(643)	(266)	(306)

Total deferred tax (benefit) expense	2,836	(2,054)	(542)

Total income tax (benefit) expense	$4,713	$(1,302)	$304

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of net deferred taxes are as follows:

	September 30,
	2005	2004

Deferred tax liabilities:
Property and equipment	$29,881	$31,881
Equity investments	1,233	1,212
Management contracts	1,360	2,163
Other	1,704	1,994

Total deferred tax liabilities	34,178	37,250

Deferred tax assets:
Net operating and economic loss carryforward	8,824	19,953
Basis difference in investment in subsidiaries	8,782	6,717
AMT credit carryforward	2,095	1,445
Allowances for doubtful accounts and other reserves	4,639	4,127
Accrued liabilities	4,425	4,814
Intangibles	2,128	3,322
Derivative swap	34	329
Other	1,521	1,044

Total deferred tax assets	32,448	41,751

Valuation allowance	(1,552)	(2,023)

Net deferred tax asset (liability)	$(3,282)	$2,478

As of September 30, 2005 and 2004, the Company had recorded a valuation allowance of $1.6 million and $2.0 million, respectively, primarily related to state net operating loss carryforwards. The valuation allowance decreased by $0.4 million during the year ended September 30, 2005 due to the overall reduction in state net operating loss carryforwards during the period.

The Company has gross federal net operating loss carryforwards of $10.9 million, which will begin to expire in 2019 and state net operating loss carryforwards of approximately $84.8 million that will begin to expire in 2006. In addition, the Company has alternative minimum tax carryforwards of $2.1 million.

The differences between the U.S. federal statutory tax rate and the effective rate are as follows:

	Year Ended September 30,
	2005	2004	2003

Statutory federal income tax rate	34.0%	34.0%	(34.0)%
State income taxes, net of federal effect	4.6%	13.8%	0.3%
Goodwill	—	—	33.4%
Other non-deductible expenses and adjustments	3.9%	(0.8)%	0.8%

Effective income tax rate	42.5%	47.0%	0.5%

15.	Per Share Data and Share Repurchase Plan

The calculation of diluted net income (loss) per share considers the potential dilutive effect of options to purchase 2,409,618, 2,730,493, and 3,037,872 shares of common stock at prices ranging from $4.75 to $28.79,

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

which were outstanding at September 30, 2005, 2004 and 2003, respectively. Of these options, 170,000, 2,730,493, and 3,037,872 shares have not been included in the calculation of diluted net income (loss) per share at September 30, 2005, 2004 and 2003, respectively, because the options were anti-dilutive.

In May 2003, the Company’s board of directors approved a share repurchase plan, authorizing the Company to repurchase up to $7.5 million of its common stock. Under the program, shares may be repurchased from time to time at various prices in the open market or through private transactions in compliance with applicable SEC regulations, the terms of certain debt agreements and legal requirements. As of September 30, 2005, the Company had repurchased 68,900 shares of its common stock at a cost of approximately $394,000, which is included in treasury stock on the Company’s consolidated balance sheets. There were no repurchases in fiscal 2005 or 2004.

16.	Stock Option Plans

On July 28, 1998, the Company’s Board of Directors adopted a stock option plan (the 1998 Stock Option Plan) under which it may grant incentive stock options and nonqualified stock options to officers and other key employees. Under the 1998 Stock Option Plan, the Board of Directors may grant option awards and determine the option exercise period, the option exercise price, and other such conditions and restrictions on the grant or exercise of the option as it deems appropriate. The 1998 Stock Option Plan provides that the option exercise price may not be less than the fair value of the common stock as of the date of grant and that the options may not be exercised more than ten years after the date of grant. Options that have been granted during the years ended September 30, 2005, 2004 and 2003 were granted at an option exercise price equal to or greater than fair market value of the underlying stock at the date of the grant and become exercisable on grading and fixed vesting schedules ranging from 4 to 8 years subject to certain performance acceleration features. As further discussed in Note 2, effective September 30, 2005, the compensation committee of the board of directors approved a plan to accelerate the vesting of substantially all unvested stock options previously awarded to employees, subject to a Restriction Agreement. At September 30, 2005, the maximum number of shares of common stock, which can be issued through awards granted under the 1998 Option Plan is 3,000,000.

On July 23, 2000, the Company adopted an outside director’s stock option plan (the Director’s Plan) under which nonqualified stock options may be granted to nonemployee directors. Under the Director’s Plan, grants of 2,000 options were granted to each new director upon becoming a member of the Board of Directors and grants of 2,000 options were made to each continuing director on October 1, 1999 (the first day of the fiscal year ended September 30, 2000). Effective September 15, 2000, the Director’s Plan was amended to increase the number of options granted for future awards from 2,000 to 3,500. All options granted under the Director’s Plan through September 30, 2005 have been granted at an exercise price equal to or greater than the fair market value of the underlying stock at the date of the grant. Options are exercisable immediately upon the date of grant and expire ten years from the date of grant. The maximum number of shares of common stock which can be issued through awards granted under the Director’s Plan is 250,000.

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Activity for the option plans during the years ended September 30, 2005, 2004 and 2003 was as follows:

		Weighted-		Weighted-
	Number of	Average	Options	Average
	Options	Exercise Price	Exercisable	Exercise Price

Outstanding options, October 1, 2002	2,413,095	$18.15	1,118,951	$17.34
Granted	852,000	9.78
Cancelled	(227,223)	17.38

Outstanding options, September 30, 2003	3,037,872	$15.86	1,423,808	$17.46
Granted	1,110,240	11.09
Exercised	(78,666)	10.48
Cancelled	(1,338,953)	17.86

Outstanding options, September 30, 2004	2,730,493	$13.09	997,134	$15.80
Granted	259,000	23.90
Exercised	(472,449)	15.79
Cancelled	(107,426)	18.23

Outstanding options, September 30, 2005	2,409,618	$13.50	2,182,118	$13.88

The following table summarizes information for options outstanding and exercisable at September 30, 2005:

Options Outstanding				Options Exercisable
		Weighted-	Weighted-		Weighted-
	Number of	Average	Average	Number of	Average
	Options	Remaining	Exercise	Options	Exercise
Range of Prices	Outstanding	Life (Years)	Price	Exercisable	Price

$ 4.75 - 9.95	1,094,736	8.01	$9.61	900,436	$9.60
10.55 - 12.15	410,415	7.84	10.71	377,215	10.72
14.95 - 15.80	222,500	8.39	15.32	222,500	15.32
16.10 - 17.65	74,500	7.91	16.68	74,500	16.68
18.60 - 19.00	413,967	4.13	19.00	413,967	19.00
19.46 - 20.90	23,500	8.61	20.38	23,500	20.38
26.46 - 28.79	170,000	9.50	27.15	170,000	27.15

$ 4.75 - 28.79	2,409,618	7.46	$13.50	2,182,118	$13.88

The Company accounts for its stock option plans in accordance with APB Opinion No. 25. No compensation expense has been recognized in the statements of operations for the stock-based awards granted for the years ended September 30, 2005, 2004 and 2003, as all options awarded under the stock option plans have been granted at an exercise price equal to or greater than the fair market value of the Company’s stock at the date of the grant. However, as a result of the acceleration of vesting, during fiscal 2005 the Company recorded compensation cost of $1.5 million representing the intrinsic value measured at the acceleration date for the estimated number of awards that, absent the acceleration, would have expired unexercisable.

17.	Employee Benefit Plan

The Company has a defined contribution retirement savings plan (the 401(k) Plan) which covers all employees who meet minimum service requirements. The 401(k) Plan allows eligible employees to contribute from 1% to 25% of their annual compensation on a pre-tax basis. The Company, at its discretion, may make an annual contribution of up to 25% of an employee’s pre-tax contribution, up to a maximum of 6% of compensation. The Company’s

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

contributions to the 401(k) Plan for the years ended September 30, 2005, 2004 and 2003 were approximately $1.6 million, $1.4 million and $1.1 million, respectively.

18.	Related Party Transactions

During each of the fiscal years ended September 2005, 2004, and 2003 the Company incurred $0.1 million in insurance and related risk management fees to its principal stockholders and their affiliates. In addition, $0.2 million was paid to a director in consulting fees in both the fiscal years ended September 30, 2005 and 2004. No such fees were paid in 2003.

19.	Fair Value of Financial Instruments

The Company considers the carrying amounts of significant classes of financial instruments on the consolidated balance sheets, including cash and cash equivalents, accounts receivable, net, due from affiliates, accounts payable, income taxes payable, accrued liabilities, obligations under capital leases, and other long-term obligations to be reasonable estimates of fair value due either to their length to maturity or the existence of variable interest rates underlying such financial instruments that approximate prevailing market rates at September 30, 2005 and 2004. The estimated fair value of long-term debt, including the current portion, at September 30, 2005 is approximately $365.0 million as compared to a carrying value of approximately $348.9 million. At September 30, 2004, the estimated fair value of long-term debt, including the current portion, is approximately $373.9 million as compared to a carrying value of approximately $353.2 million. Fair value of the Company’s fixed rate debt was estimated using discounted cash flow analyses, based on the Company’s current incremental borrowing rates for similar types of arrangements, and the fair value of the Company’s variable rate debt was determined to approximate its carrying value, due to the underlying variable interest rates.

20.	Summary of Quarterly Financial Data (Unaudited)

Summarized quarterly financial results were as follows:

	Year Ended September 30, 2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Net revenue	$168,295	$176,074	$179,787	$175,547
Operating expenses	154,807	160,975	164,572	165,859
Income from operations	13,488	15,099	15,215	9,688
Income (loss) from continuing operations	1,664	2,628	2,634	(550)
Income (loss) from discontinued operations	2,876	1,175	115	(1,751)
Net income (loss)	$4,540	$3,803	$2,749	$(2,301)
Net income (loss) per share, basic	$0.25	$0.21	$0.15	$(0.12)
Net income (loss) per share, diluted	$0.24	$0.20	$0.14	$(0.12)

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended September 30, 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Net revenue	$138,466	$152,755	$162,136	$164,821
Operating expenses	132,967	143,777	151,017	159,750
Income from operations	5,499	8,978	11,119	5,071
Income (loss) from continuing operations	(67)	2,583	2,057	(6,040)
Income (loss) from discontinued operations	(866)	58	(677)	(671)
Net income (loss)	$(933)	$2,641	$1,380	$(6,711)
Net income (loss) per share, basic	$(0.05)	$0.15	$0.08	$(0.37)
Net income (loss) per share, diluted	$(0.05)	$0.14	$0.07	$(0.37)

During the fourth quarter of fiscal 2005 and 2004, the Company recorded impairments of long-lived assets of $2.7 million and $7.2 million, respectively.

21.	Reportable Segment Information

The Company’s reportable segments consist of the Hospital Division and the Diagnostics Division.

Financial information concerning the Company’s operations by each of the reportable segments as of and for the years ended September 30 are as follows:

	Year Ended September 30,
	2005	2004	2003

Net revenue:
Hospital Division	$644,997	$561,379	$429,625
Diagnostics Division	50,781	50,547	50,767
Corporate and other	3,925	6,252	15,248

Consolidated totals	$699,703	$618,178	$495,640

Income (loss) from operations:
Hospital Division	$56,730	$32,443	$(20,320)
Diagnostics Division	8,601	9,476	(4,609)
Corporate and other	(11,841)	(11,252)	(9,844)

Consolidated totals	$53,490	$30,667	$(34,773)

Depreciation and amortization:
Hospital Division	$31,422	$32,836	$30,615
Diagnostics Division	6,181	6,225	6,969
Corporate and other	1,150	1,074	1,735

Consolidated totals	$38,753	$40,135	$39,319

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended September 30,
	2005	2004	2003

Interest expense (income), net:
Hospital Division	$32,336	$28,657	$25,767
Diagnostics Division	213	554	701
Corporate and other	(2,659)	(4,151)	(4,466)

Consolidated totals	$29,890	$25,060	$22,002

Capital expenditures:
Hospital Division	$15,458	$50,816	$80,220
Diagnostics Division	2,265	3,125	8,832
Corporate and other	2,335	2,116	6,376

Consolidated totals	$20,058	$56,057	$95,428

	September 30,
	2005	2004

Aggregate identifiable assets:
Hospital Division	$572,991	$623,527
Diagnostics Division	39,430	43,215
Corporate and other	150,784	87,494

Consolidated totals	$763,205	$754,236

Substantially all of the Company’s net revenue in its Hospital Division and Diagnostics Division is derived directly or indirectly from patient services. The amounts presented for Corporate and other primarily include management and consulting fees, general overhead and administrative expenses, financing activities, certain cash and cash equivalents, prepaid expenses, other assets and operations of the business not subject to segment reporting.

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

22.	Guarantor/Non-Guarantor Financial Statements

The following table presents the condensed consolidated financial information for each of the Parent, the Issuer, the Guarantors and the subsidiaries of the Issuer that are not Guarantors (the Non-Guarantors), together with consolidating eliminations, as of and for the periods indicated.

MEDCATH CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEET
September 30, 2005

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	MedCath

Current assets:
Cash and cash equivalents	$—	$—	$122,829	$18,013	$—	$140,842
Accounts receivable, net	—	—	4,778	81,360	—	86,138
Other current assets	—	—	28,812	21,532	(12,028)	38,316
Current assets of discontinued operations	—	—	1,170	11,545	(1,170)	11,545

Total current assets	—	—	157,589	132,450	(13,198)	276,841
Property and equipment, net	—	—	19,070	349,712	—	368,782
Investments in subsidiaries	282,741	282,741	(15,950)	(64)	(549,468)	—
Goodwill	—	—	65,540	—	—	65,540
Intercompany notes receivable	—	—	275,634	—	(275,634)	—
Other long-term assets	—	—	21,935	5,015	—	26,950
Long-term assets of discontinued operations	—	—	41,884	20,532	(37,324)	25,092

Total assets	$282,741	$282,741	$565,702	$507,645	$(875,624)	$763,205

Current liabilities:
Accounts payable	$—	$—	$1,052	$35,919	$—	$36,971
Accrued compensation and benefits	—	—	6,603	14,442	—	21,045
Other current liabilities	—	—	8,107	25,625	(12,028)	21,704
Current portion of long-term debt and obligations under capital leases	—	—	2,362	52,523	—	54,885
Current liabilities of discontinued operations	—	—	—	8,305	(1,170)	7,135

Total current liabilities	—	—	18,124	136,814	(13,198)	141,740
Long-term debt	—	—	247,605	48,786	—	296,391
Obligations under capital leases	—	—	1,559	1,451	—	3,010
Intercompany notes payable	—	—	—	275,634	(275,634)	—
Deferred income tax liabilities	—	—	15,673	—	—	15,673
Other long-term obligations	—	—	—	497	—	497
Long-term liabilities of discontinued operations	—	—	—	37,577	(37,324)	253

Total liabilities	—	—	282,961	500,759	(326,156)	457,564
Minority interest in equity of consolidated subsidiaries	—	—	—	—	22,900	22,900
Total stockholders’ equity	282,741	282,741	282,741	6,886	(572,368)	282,741

Total liabilities and stockholders’ equity	$282,741	$282,741	$565,702	$507,645	$(875,624)	$763,205

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

MEDCATH CORPORATION

CONDENSED CONSOLIDATING BALANCE SHEET
September 30, 2004

				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	MedCath

Current Assets:
Cash and cash equivalents	$—	$—	$56,122	$13,733	$—	$69,855
Accounts receivable, net	—	—	3,783	79,414	—	83,197
Other current assets	—	—	40,611	23,257	(23,274)	40,594
Current assets of discontinued operations	—	—	—	15,979	—	15,979

Total current assets	—	—	100,516	132,383	(23,274)	209,625
Property and equipment, net	—	—	23,297	366,355	—	389,652
Investments in subsidiaries	263,648	263,648	(28,741)	(31)	(498,524)	—
Goodwill	—	—	65,540	—	—	65,540
Intercompany notes receivable	—	—	349,370	—	(349,370)	—
Other long-term assets	—	—	24,864	4,813	—	29,677
Long-term assets of discontinued operations	—	—	9,460	50,282	—	59,742

Total assets	$263,648	$263,648	$544,306	$553,802	$(871,168)	$754,236

Current Liabilities:
Accounts payable	$—	$—	$697	$41,646	$—	$42,343
Accrued compensation and benefits	—	—	8,641	15,601	—	24,242
Other current liabilities	—	—	8,106	32,383	(18,602)	21,887
Current portion of long-term debt and obligations under capital leases	—	—	2,010	7,353	—	9,363
Current liabilities of discontinued operations	—	—	—	13,781	(4,672)	9,109

Total current liabilities	—	—	19,454	110,764	(23,274)	106,944
Long-term debt	—	—	248,750	97,256	—	346,006
Obligations under capital leases	—	—	2,960	2,131	—	5,091
Intercompany notes payable	—	—	—	281,356	(281,356)	—
Deferred income tax liabilities	—	—	9,494	—	—	9,494
Other long-term obligations	—	—	—	1,620	—	1,620
Long-term liabilities of discontinued operations	—	—	—	74,274	(68,014)	6,260

Total liabilities	—	—	280,658	567,401	(372,644)	475,415
Minority interest in equity of consoli dated subsidiaries	—	—	—	—	15,173	15,173
Total stockholders’ equity	263,648	263,648	263,648	(13,599)	(513,697)	263,648

Total liabilities and stockholders’ equity	$263,648	$263,648	$544,306	$553,802	$(871,168)	$754,236

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

MEDCATH CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended September 30, 2005
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	MedCath

Net revenue	$—	$—	$32,578	$676,335	$(9,210)	$699,703
Total operating expenses			45,657	609,766	(9,210)	646,213

Income (loss) from operations	—	—	(13,079)	66,569	—	53,490
Interest expense	—	—	(22,430)	(10,404)	—	(32,834)
Interest and other income (expense), net	—	—	24,858	(21,813)	—	3,045
Equity in net earnings of unconsolidated affiliates	8,791	8,791	33,170	—	(47,396)	3,356

Income (loss) from continuing operations before minority interest, income taxes and discontinued operations	8,791	8,791	22,519	34,352	(47,396)	27,057
Minority interest share of earnings of consolidated subsidiaries	—	—	—	—	(15,968)	(15,968)

Income (loss) from continuing operations before income taxes and discontinued operations	8,791	8,791	22,519	34,352	(63,364)	11,089
Income tax expense	—	—	(4,713)	—	—	(4,713)

Income (loss) from continuing operations	8,791	8,791	17,806	34,352	(63,364)	6,376
Income (loss) from discontinued operations, net of taxes	—	—	(9,015)	11,430	—	2,415

Net income (loss)	$8,791	$8,791	$8,791	$45,782	$(63,364)	$8,791

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

MEDCATH CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended September 30, 2004
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	MedCath

Net revenue	$—	$—	$32,262	$594,472	$(8,556)	$618,178
Total operating expenses	—	—	45,237	550,830	(8,556)	587,511

Income (loss) from operations	—	—	(12,975)	43,642	—	30,667
Interest expense	—	—	(6,278)	(19,601)	—	(25,879)
Interest and other income (expense), net	—	—	9,905	(9,051)	—	854
Loss on debt refinancing	—	—	(1,268)	(3,804)	—	(5,072)
Equity in net earnings of unconsolidated affiliates	(3,623)	(3,623)	3,444	428	6,914	3,540

Income (loss) before minority interest, income taxes and discontinued operations	(3,623)	(3,623)	(7,172)	11,614	6,914	4,110
Minority interest share of earnings of consolidated subsidiaries	—	—	—	—	(6,879)	(6,879)

Income (loss) before income taxes and discontinued operations	(3,623)	(3,623)	(7,172)	11,614	35	(2,769)
Income tax benefit	—	—	1,302	—	—	1,302

Income (loss) from continuing operations	(3,623)	(3,623)	(5,870)	11,614	35	(1,467)
Income (loss) from discontinued operations	—	—	2,247	(4,403)	—	(2,156)

Net income (loss)	$(3,623)	$(3,623)	$(3,623)	$7,211	$35	$(3,623)

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

MEDCATH CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended September 30, 2003
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	MedCath

Net revenue	$—	$—	$38,488	$463,379	$(6,227)	$495,640
Total operating expenses	—	—	111,104	425,536	(6,227)	530,413

Income (loss) from operations	—	—	(72,616)	37,843	—	(34,773)
Interest expense	—	—	(1,691)	(21,653)	—	(23,344)
Interest and other income (expense), net	—	—	5,456	(3,908)	—	1,548
Equity in net earnings of affiliates	(60,306)	(60,306)	8,521	—	115,632	3,541

Income (loss) from continuing operations before minority interest, income taxes and discontinued operations	(60,306)	(60,306)	(60,330)	12,282	115,632	(53,028)
Minority interest share of earnings of consolidated subsidiaries	—	—	—	—	(6,592)	(6,592)

Income (loss) from continuing operations before income taxes and discontinued operations	(60,306)	(60,306)	(60,330)	12,282	109,040	(59,620)
Income tax expense	—	—	(304)	—	—	(304)

Net income (loss) from continuing operations	(60,306)	(60,306)	(60,634)	12,282	109,040	(59,924)
Income (loss) from discontinued operations	—	—	328	(710)	—	(382)

Net income (loss)	$(60,306)	$(60,306)	$(60,306)	$11,572	$109,040	$(60,306)

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

MEDCATH CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended September 30, 2005
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	MedCath

Net cash provided by operating activities	$—	$—	$6,316	$54,514	$—	$60,830
Net cash provided by (used in) investing activities	(8,731)	—	17,898	21,700	(8,065)	22,802
Net cash provided by (used in) financing activities	8,731	—	42,434	(71,875)	8,065	(12,645)

Increase in cash and cash equivalents	—	—	66,648	4,339	—	70,987
Cash and cash equivalents:
Beginning of year	—	—	56,122	13,733	—	69,855

End of year	$—	$—	$122,770	$18,072	$—	$140,842

	Year Ended September 30, 2004
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	MedCath

Net cash provided by (used in) operating activities	$—	$—	$(12,819)	$76,451	$—	$63,632
Net cash provided by (used in) investing activities	(950)	—	15,240	(62,591)	(17,129)	(65,430)
Net cash provided by (used in) financing activities	950	—	(24,210)	(13,302)	17,129	(19,433)

Increase (decrease) in cash and cash equivalents	—	—	(21,789)	558	—	(21,231)
Cash and cash equivalents:
Beginning of year	—	—	77,911	13,175	—	91,086

End of year	$—	$—	$56,122	$13,733	$—	$69,855

MEDCATH CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

MEDCATH CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended September 30, 2003
				Non-
	Parent	Issuer	Guarantors	Guarantors	Eliminations	MedCath

Net cash provided by (used in) operating activities	$—	$—	$(1,541)	$44,961	$—	$43,420
Net cash provided by (used in) investing activities	394	394	377	(98,106)	(15,150)	(112,091)
Net cash provided by (used in) financing activities	(394)	(394)	(21,140)	51,712	15,150	44,934

Decrease in cash and cash equivalents	—	—	(22,304)	(1,433)	—	(23,737)
Cash and cash equivalents:
Beginning of year	—	—	100,215	14,608	—	114,823

End of year	$—	$—	$77,911	$13,175	$—	$91,086

23.	Subsequent Event

On December 5, 2005, a hospital incurred physical damage due to a minor fire. Water damage was incurred in several areas of the hospital including two of the hospitals catheterization laboratories, as well as two of its operating rooms. As a result, the hospital has temporarily suspended performing most patient procedures and has closed its emergency department until the full effects of the damage can be assessed. The Company and its insurance carrier are assessing the monetary losses resulting from the fire, and the Company is determining when full patient services will be able to resume at the hospital.